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                      REVOLVING CREDIT FACILITY AGREEMENT



                            Dated as of May 20, 1994



                                     among



                             MAGMA COPPER COMPANY,



                           THE LENDERS NAMED HEREIN,

                                      and

                    CHEMICAL BANK, as Administrative Agent
                               and Issuing Bank,

                                      and

                         NATIONAL WESTMINSTER BANK PLC,
                                  as Co-Agent



          =============================================================

                               TABLE OF CONTENTS


Article           Section                                        Page

               I. DEFINITIONS

                  1.01 Defined Terms . . . . . . . . . . . . . .   1
                  1.02 Terms Generally . . . . . . . . . . . . .  18

              II. THE CREDITS

                  2.01 Commitments . . . . . . . . . . . . . . .  19
                  2.02 Loans . . . . . . . . . . . . . . . . . .  19
                  2.03 Notice of Borrowings. . . . . . . . . . .  21
                  2.04 Refinancings. . . . . . . . . . . . . . .  22
                  2.05 Fees. . . . . . . . . . . . . . . . . . .  22
                  2.06 Notes; Repayment of Loans . . . . . . . .  23
                  2.07 Interest on Loans . . . . . . . . . . . .  24
                  2.08 Default Interest. . . . . . . . . . . . .  24
                  2.09 Alternate Rate of Interest. . . . . . . .  25
                  2.10 Termination and Reduction
                          of Commitments . . . . . . . . . . . .  26
                  2.11 Conversion and Continuation
                          of Borrowings. . . . . . . . . . . . .  26
                  2.12 Prepayment. . . . . . . . . . . . . . . .  28
                  2.13  Reserve Requirements; Change in
                          Circumstances. . . . . . . . . . . . .  29
                  2.14  Change in Legality . . . . . . . . . . .  31
                  2.15  Indemnity. . . . . . . . . . . . . . . .  32
                  2.16  Pro Rata Treatment . . . . . . . . . . .  33
                  2.17  Sharing of Setoffs . . . . . . . . . . .  34
                  2.18  Payments . . . . . . . . . . . . . . . .  34
                  2.19  Taxes. . . . . . . . . . . . . . . . . .  35
                  2.20. Termination or Assignment of Commitments
                          Under Certain Circumstances. . . . . .  38


             IIA. LETTERS OF CREDIT

                  2A.01  LC Commitment . . . . . . . . . . . . .  39
                  2A.02  Notice. . . . . . . . . . . . . . . . .  40
                  2A.03  LC Participations . . . . . . . . . . .  40
                  2A.04  Disbursement and Reimbursement. . . . .  41

             III. REPRESENTATIONS AND WARRANTIES

                  3.01 Organization; Corporate Powers, etc.. . .  43
                  3.02 Authorization, etc. . . . . . . . . . . .  44
                  3.03 Enforceability. . . . . . . . . . . . . .  44
                  3.04 Financial Condition and Information . . .  44

                  3.05 No Material Adverse Change. . . . . . . .  45
                  3.06 Litigation. . . . . . . . . . . . . . . .  45
                  3.07 Federal Reserve Regulations . . . . . . .  45
                  3.08 Investment Company Act. . . . . . . . . .  46
                  3.09 Public Utility Holding Company Act. . . .  46
                  3.10 Tax Returns . . . . . . . . . . . . . . .  46
                  3.11 ERISA . . . . . . . . . . . . . . . . . .  46
                  3.12 Title to Properties; Possessions. . . . .  46
                  3.13 Use of Proceeds . . . . . . . . . . . . .  46
                  3.14 Environmental and Safety Matters. . . . .  47
                  3.15 Subsidiaries. . . . . . . . . . . . . . .  47

              IV. CONDITIONS OF LENDING

                  4.01 Credit Events . . . . . . . . . . . . . .  47
                  4.02 First Credit Event. . . . . . . . . . . .  48


               V. AFFIRMATIVE COVENANTS

                  5.01 Corporate Existence . . . . . . . . . . .  49
                  5.02 Insurance . . . . . . . . . . . . . . . .  50
                  5.03 Taxes . . . . . . . . . . . . . . . . . .  50
                  5.04 Financial Statements; Reports, etc. . . .  51
                  5.05 Litigation and Other Notices. . . . . . .  53
                  5.06 Maintaining Records; Access to Premises
                          and Records. . . . . . . . . . . . . .  53
                  5.07 Use of Proceeds . . . . . . . . . . . . .  53


              VI. NEGATIVE COVENANTS

                  6.01 Liens . . . . . . . . . . . . . . . . . .  54
                  6.02 Sale and Lease-Back Transactions. . . . .  55
                  6.03 Subsidiary Indebtedness . . . . . . . . .  55
                  6.04 Mergers, Consolidations, Sales of
                          Assets . . . . . . . . . . . . . . . .  56
                  6.05 Business of Borrower and Subsidiaries . .  57
                  6.06 ERISA Liabilities . . . . . . . . . . . .  57
                  6.07 Consolidated Net Worth. . . . . . . . . .  57
                  6.08 Consolidated Debt to Capitalization . . .  57
                  6.09 Subordinated Indebtedness . . . . . . . .  57


             VII. EVENTS OF DEFAULT. . . . . . . . . . . . . . .  58


            VIII. THE ADMINISTRATIVE AGENT . . . . . . . . . . .  62


              IX. MISCELLANEOUS

                  9.01 Notices . . . . . . . . . . . . . . . . .  65
                  9.02 Survival of Agreement . . . . . . . . . .  66
                  9.03 Binding Effect. . . . . . . . . . . . . .  66
                  9.04 Successors and Assigns. . . . . . . . . .  67
                  9.05 Expenses; Indemnity . . . . . . . . . . .  71
                  9.06 Right of Setoff . . . . . . . . . . . . .  72
                  9.07 Applicable Law. . . . . . . . . . . . . .  72
                  9.08 Waivers; Amendment. . . . . . . . . . . .  73
                  9.09 Interest Rate Limitation. . . . . . . . .  74
                  9.10 Entire Agreement. . . . . . . . . . . . .  74
                  9.11 Waiver of Jury Trial. . . . . . . . . . .  74
                  9.12 Severability. . . . . . . . . . . . . . .  74
                  9.13 Counterparts. . . . . . . . . . . . . . .  75
                  9.14 Headings. . . . . . . . . . . . . . . . .  75
                  9.15 Jurisdiction; Consent to Service of
                          Process. . . . . . . . . . . . . . . .  75
                  9.16 Confidentiality . . . . . . . . . . . . .  76

Exhibit A               Form of Note
Exhibit B               Borrowing Notice
Exhibit C               Form of Letter of Credit
Exhibit D-1             Form of Assignment and Acceptance
Exhibit D-2             Administrative Questionnaire
Exhibit E-1             Form of Opinion of Streich Lang
Exhibit E-2             Form of Opinion of Cravath,
                        Swaine & Moore

Schedule 2.01           Commitments
Schedule 3.15(a)        Material Subsidiaries
Schedule 3.15(b)        Material Divisions
Schedule 6.01           Existing Permitted Liens

            REVOLVING CREDIT FACILITY AGREEMENT dated as of May 20, 1994, among MAGMA COPPER COMPANY, a Delaware corporation (the "Borrower"), the lenders listed in Schedule 2.01 (the "Lenders"), NATIONAL WESTMINSTER BANK PLC, as co-agent (the "Co-Agent") and CHEMICAL BANK, as administrative agent for the Lenders (in such capacity, the "Administrative Agent") and as issuer of Letters of Credit (in such capacity, the "Issuing Bank").


            The Borrower, the Lenders, the Co-Agent, the Administrative Agent and the Issuing Bank are parties to a Credit Agreement dated as of May 5, 1993 (the "Existing Credit Agreement"). The Borrower has asked that the Existing Credit Agreement be terminated and replaced with this Agreement in order to (a) provide for the addition of certain Lenders as parties to this Agreement and the adjustment of lending commitments of the Lenders to provide for credit in an aggregate principal amount not in excess of $300,000,000 at any time outstanding on a revolving credit basis on and after the date hereof and at any time and from time to time prior to the Maturity Date (as herein defined) and (b) amend certain other terms and conditions of the Existing Credit Agreement, as provided in this Agreement. The proceeds of such borrowings are to be used for general corporate purposes of the Borrower. The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions herein set forth.

            Accordingly, the Borrower, the Lenders, the Co-Agent and the Administrative Agent agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

            SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

            "ABR Borrowing" shall mean a Borrowing comprised of ABR
Loans.

            "ABR Loan" shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.


            "Adjusted CD Rate" shall mean, with respect to any CD
Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/1000 of 1%) equal to the sum of (a) a rate per annum equal to the product of (i) the Fixed CD Rate in effect for such Interest Period and (ii) Statutory Reserves, plus (b) the Assessment Rate. For purposes hereof, the term "Fixed CD Rate" shall mean the average rate in the secondary market for certificates of deposit approximately equal in principal amount to the respective CD Borrowing and for a term equal to the respective Interest Period, appearing on the display designated as page "CDNY" on the Reuters System (or on such other display on the Reuters System as shall then display rates for the purchase at face value of certificates of deposit or equivalent instruments) at 10:00 a.m., New York City time, on such day; provided, that if no rates can be obtained from page "CDNY" or an equivalent display on the Reuters System, the Fixed CD Rate shall mean the arithmetic average (rounded upwards, if necessary, to the next 1/1000 of 1%) of the prevailing rates per annum bid at or about 10:00 a.m., New York City time, to the Administrative Agent on the first Business Day of the Interest Period applicable to such CD Borrowing by three New York City negotiable certificate of deposit dealers of recognized standing selected by the Administrative Agent for the purchase at face value of negotiable certificates of deposit of major United States money center banks in a principal amount approximately equal to the greater of the Administrative Agent's portion of such CD Borrowing and $1,000,000 and with a maturity comparable to such Interest Period.

            "Administrative Fees" shall have the meaning assigned to such term in Section 2.05(b).

            "Administrative Questionnaire" shall mean an Administrative Questionnaire in the form of Exhibit D-2 hereto.

            "Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

            "Alternate Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof, "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective. "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) Statutory Reserves and (b) the Assessment Rate. "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business
Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical
Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate or both for any reason, including without limitation the inability of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

            "Applicable Commitment Fee Percentage" shall mean on any date the applicable percentage set forth below based upon the ratings applicable on such date to the Borrower's senior, unsecured, non-credit-enhanced long-term indebtedness for borrowed money ("Index Debt"):


                                                           Percentage
CATEGORY 1                                                    0.200%

 Rating
  BBB+ or above by S&P;
  Baa1 or above by Moody's

CATEGORY 2                                                    0.225%

 Rating
  BBB by S&P;
  Baa2 by Moody's

CATEGORY 3                                                    0.250%

 Rating
  BBB- by S&P;
  Baa3 by Moody's

CATEGORY 4                                                    0.300%

 Rating
  BB+ by S&P;
  Ba1 by Moody's

CATEGORY 5                                                    0.375%

 Rating
  BB or below by S&P;
  Ba2 or below by Moody's

For purposes of the foregoing, (i) unless the ratings for Index Debt established or deemed to have been established by both Moody's and S&P shall fall within a single Category, the Applicable Commitment Fee Percentage shall be determined by reference to the higher rating; (ii) if either Moody's or S&P shall not have in effect a rating for Index Debt for a reason related to the creditworthiness of the Borrower or to any act or failure to act on the part of the Borrower, then the Applicable Commitment Fee Percentage shall be determined by reference to the single rating that shall be in effect or, if no rating shall be in effect, by reference to Category 5; and (iii) if any rating established or deemed to have been established by Moody's or S&P shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Commitment Fee Percentage shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either such rating agency shall no longer have in effect a rating for Index Debt and clause (ii) above shall not be applicable, the Borrower and the Lenders, acting through the Administrative Agent, shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system or the non-availability of ratings from such rating agency.

            "Applicable Margin" shall mean on any date, with respect to the Loans comprising any Eurodollar Borrowing, CD Borrowing or ABR Borrowing, as the case may be, the applicable spread set forth below based upon the ratings applicable on such date to the Borrower's Index Debt:


                                    EURODOLLAR      CD LOAN   ABR LOAN
                                    LOAN SPREAD      SPREAD    SPREAD

CATEGORY 1                              0.50%         .625%       0

 Rating
  BBB+ or above by S&P;
  Baa1 or above by
    Moody's

CATEGORY 2                              0.60%         .725%       0

 Rating
  BBB by S&P;
  Baa2 by Moody's

CATEGORY 3                              0.70%         .825%       0

 Rating
  BBB- by S&P;
  Baa3 by Moody's



CATEGORY 4                              0.875%        1.00%       0

 Rating
  BB+ by S&P;
  Ba1 by Moody's


CATEGORY 5                              1.00%         1.125%      0

 Rating
  BB or below by S&P;
  Ba2 or below by Moody's

For purposes of the foregoing, (i) unless the ratings for Index Debt established or deemed to have been established by both Moody's and S&P shall fall within a single Category, the Applicable Margin shall be determined by reference to the higher rating; (ii) if either Moody's or S&P shall not have in effect a rating for Index Debt for a reason related to the creditworthiness of the Borrower or to any act or failure to act on the part of the Borrower, then the Applicable Margin shall be determined by reference to the single rating that shall be in effect or, if no rating shall be in effect, by reference to Category 5; and (iii) if any rating for Index Debt established or deemed to have been established by Moody's or S&P shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either such rating agency shall no longer have in effect a rating for Index Debt and clause (ii) above shall not be applicable, the Borrower and the Lenders, acting through the Administrative Agent, shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system or the non-availability of ratings from such rating agency.

             "Assessment Rate" shall mean for any date the annual rate (rounded upwards, if necessary, to the next 1/1000 of 1%) most recently determined by the Administrative Agent to be the then current net annual assessment rate that will be employed in determining amounts payable by the Administrative Agent to the Federal Deposit Insurance Corporation (or any successor) for insurance by such Corporation (or such successor) of time deposits made in dollars at the Administrative Agent's domestic offices.

             "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit D-1.

             "Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

             "Borrowing" shall mean a group of Loans of a single Type made by the Lenders on a single date and as to which a single Interest Period is in effect.

             "Borrowing Notice" shall mean notice given  pursuant to
Section 2.03.

             "Business Day" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York or in London, England) on which banks are open for business in New York City; provided, however, that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

             "Capital Lease" means any lease of any property (whether real, personal or mixed) required by GAAP to be accounted for as a capital lease on the balance sheet of the lessee.

             "Capital Lease Obligations" of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

             "Capitalization" shall mean the sum of (i) Consolidated Debt and (ii) Consolidated Net Worth.

             "CD Borrowing" shall mean a Borrowing comprised of CD Loans.

             "CD Loan" shall mean any revolving Loan bearing interest at a rate determined by reference to the Adjusted CD Rate in accordance with the provisions of Article II.

             A "Change in Control" shall be deemed to have occurred if, after the date hereof, (a) any person or group (within the meaning of Rule 13d-3, as in effect on the date hereof, promulgated by the SEC under the 1934 Act, shall acquire, directly or indirectly, beneficially or of record, shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; (b) a majority of the seats (other than vacant seats) on the board of directors become occupied by persons not members of said board on the date hereof that were neither (i) nominated by the board of directors of the Borrower, nor (ii) appointed by directors so nominated; or (c) any person or group shall otherwise directly or indirectly Control the Borrower.

             "Closing Date" shall mean the date of the first Credit Event hereunder.

             "Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

             "Commitment" shall mean, with respect to each Lender, the revolving credit commitment of such Lender hereunder inclusive of the LC Commitment of such Lender as set forth in Schedule 2.01 hereto, as such Lender's Commitment may be permanently terminated or reduced from time to time pursuant to Section 2.10 or 2.20. The Commitments shall automatically and permanently terminate on the Maturity Date.

             "Commitment Fee" shall have the meaning assigned to such term in Section 2.05(a).

             "Consolidated Debt" shall mean the total Debt of the Borrower and the Subsidiaries, computed on a consolidated basis in accordance with GAAP.

             "Consolidated Net Income" shall mean, for any period, the aggregate net income (or net deficit) of the Borrower and the Subsidiaries for such period, computed on a consolidated basis in accordance with GAAP.

             "Consolidated Net Worth" means, with respect to the Borrower and its Subsidiaries, the excess of total assets over total liabilities, each to be determined in accordance with GAAP consistent with those applied in the preparation of the financial statements for the period ended December 31, 1993; Consolidated Net Worth is currently identified as "Total Stockholders' Equity" on the consolidated balance sheets provided by the Borrower to the SEC.

             "Control" shall mean the exercise of the power to direct or cause the direction of the management or policies of a person, whether through the exercise of rights of ownership under voting securities, under contract or otherwise, and "Controlling" and "Controlled" shall have meanings correlative thereto.

             "Credit Event" shall have the meaning given such term in
Article IV.

             "Debt" shall mean, as at the date as of which any determination is being or is to be made thereof and in respect of any person, without duplication and excluding intercorporate debt and other intercorporate obligations solely among such person and its subsidiaries, all (i) indebtedness of such person for borrowed money, (ii) obligations of such person evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations of such person to pay the deferred purchase price of property or services under conditional sale or other similar agreements which provide for the deferral of the payment of the purchase price for a period in excess of one year following the date of such person's receipt and acceptance of the complete delivery of such property and/or services, (iv) Capital Lease Obligations of such person and
(v) Guarantees by the Borrower and any of its Material Subsidiaries in existence on the date hereof of Debt of third parties, provided, however, that any Debt of the Borrower or any such Material Subsidiary not otherwise reflected on the Borrower's or such Material Subsidiary's balance sheet that arises with respect to Guarantees of the Debt of third parties shall be in the amount of the Expected Contingent Liability of the Borrower or such Material Subsidiary determined for all such Guarantees in the aggregate, as calculated in good faith by the chief financial officer of the Borrower as of the end of the most recently completed fiscal quarter of the Borrower (which determination shall describe in reasonable detail the method by which such amounts have been calculated and which determination shall accompany the financial statements furnished to each Lender pursuant to Sections 5.04(a) and 5.04(b) herein; provided that in the event the Borrower shall fail to timely deliver any such calculation in substantial compliance with Sections 5.04(a) and 5.04(b) herein, such amount shall be the amount estimated in good faith by the Administrative Agent, which estimate absent manifest error, shall be conclusive and binding on all parties). Whenever any determination of the amount of Debt is required or permitted to be, or is otherwise being or to be, made for any purpose under this Agreement, the amount of any such debt denominated in any currency other than U.S. dollars shall be calculated at the dollar equivalent of such Debt as at the date as of which such determination of the amount of Debt is being or to be made, except that, if all or any portion of the principal amount of any such Debt which is payable in a currency other than U.S. dollars is hedged into U.S. dollars, the principal amount of such hedged Debt, or the hedged portion thereof, shall be deemed to be equal to the amount of U.S. dollars specified in, or determined pursuant to, the applicable hedging contract. Notwithstanding the above, Debt of the Borrower shall exclude Capital Leases in an aggregate amount not to exceed $60,000,000 which relate to property acquired by the Borrower or its Subsidiaries after the Closing Date.

             "Default" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

             "Designated Officer" shall mean any of the Chairman of the Board, President, the Chief Financial Officer, the General Counsel, the Secretary, the Treasurer and the Assistant Treasurer of the Borrower.

             "dollars" or "$" shall mean lawful money of the United States of America.

             "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

             "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the

Code.

             "ERISA Liabilities" means at any time the minimum liability with respect to Plans that would be required to be reflected at such time as a liability on the consolidated balance sheet of the Borrower under GAAP; ERISA Liabilities are currently identified as "Prepaid (Accrued) Pension Cost" in the footnotes to the consolidated balance sheets provided by the Borrower to the SEC.

             "Eurodollar Borrowing" shall mean a Borrowing comprised of Eurodollar Loans.

             "Eurodollar Lending Office", with respect to any Lender (or Transferee), the Issuing Bank or the Administrative Agent, shall mean such office or branch as such Lender (or Transferee), the Issuing Bank or the Administrative Agent has designated to the Borrower herein in Schedule 2.01 as the office or branch of such Lender (or Transferee), the Issuing Bank or the Administrative Agent which shall constitute the Lending Office thereof for Eurodollar Loans.

             "Eurodollar Loan" shall mean any Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.

             "Event of Default" shall have the meaning assigned to such term in Article VII.

             "Expected Contingent Liability" of a person with respect to the Guarantee of any Debt shall mean the net expected value of the amounts (expressed in dollars) that the person may be required to fund directly or indirectly for the payment of such Debt under the material facts and circumstances pertaining to such Guarantee and such Debt at the time of calculation. In calculating the Expected Contingent Liability of a person, the party shall take into consideration all offsetting values to be received by that person at the time of its funding of amounts for payment of such Debt and the expected financial capacity of the primary obligors and all other contingent obligors to pay the subject Debt or claims for subrogation or contribution with respect thereto, and shall reduce the Expected Contingent Liability otherwise calculated by the expected amount of such offsets or recoveries, so as to calculate the net expected value of the respective Guarantee liability. Such calculation (as made in good faith) of the Expected Contingent Liability with regard to a given Guarantee shall be calculated on the basis of (a) the probability-weighted, aggregate net expected value for all potential outcomes, or in the exercise of prudent business practices customary to the industry, if such calculation is not practicable then (b) the net value of the most likely outcome, in either case as projected in good faith and with reasonable diligence by the party making such determination.

             "Fee Letter" shall mean the Fee Letter dated April 7, 1994, between the Borrower, the Administrative Agent and Chemical Securities Inc.

             "Fees" shall mean the Commitment Fees, the Administrative Fees, the LC Fees and the Issuing Bank Fees.

             "Financial Officer" of any corporation shall mean the chief financial officer, principal accounting officer, Treasurer or Controller of such corporation.

             "GAAP" means generally accepted accounting principles in the United States.

             "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

             "Guarantee" of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including without limitation any obligation of such person, direct or indirect,
(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness,
(b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

             "Indebtedness" of a person means each of the following (without duplication) that, individually, is in excess of $1,000,000 in outstanding amount (in U.S. dollars or the equivalent at market exchange rates) on the date such obligation is incurred: (a) obligations of that person to any other person for payment of borrowed money, (b) Capital Lease Obligations, (c) notes and drafts drawn or accepted by that person payable to any other person, whether or not representing obligations for borrowed money (but without duplication of indebtedness for borrowed money), (d) any obligation for the purchase price of property the payment of which is deferred for more than one year or evidenced by a note or equivalent instrument, (e) Guarantees of Indebtedness of third parties, and (f) a recourse or non-recourse payment obligation of any other person that is secured by a Lien on any property of the first person, whether or not assumed by the first person, up to the fair market value (from time to time) of such property (absent manifest evidence to the contrary, the fair market value of such property shall be the amount determined under GAAP for financial reporting purposes).

             "Interest Payment Date" shall mean, with respect to any Loan, the last day of the Interest Period applicable thereto and, in the case of a Eurodollar Loan with an Interest Period of more than three months' duration or a CD Loan with an Interest Period of more than 90 days' duration, each day that would have been an Interest Payment Date for such Loan had successive Interest Periods of three months' duration or 90 days duration, as the case may be, been applicable to such Loan and, in addition, the date of any refinancing or conversion of such Loan with or to a Loan of a different Type, the date of prepayment of such Loan and the Maturity Date.

             "Interest Period" shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3, 6 or, subject to availability, 9 or 12 months thereafter, as the Borrower may elect, (b) as to any CD Borrowing, a period of 30, 60, 90, 180 or, subject to availability, 360 days' duration, as the Borrower may elect, commencing on the date of such Borrowing and (c) as to any ABR Borrowing, the period commencing on the date of such Borrowing and ending on the next March 31, June 30, September 30 or December 31 or, if earlier, on the Maturity Date, the date such Borrowing is converted to a Borrowing of a different Type in accordance with Section 2.11 or the date of repayment or prepayment of such Borrowing in accordance with Section 2.06 or 2.12; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Eurodollar Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

             "Issuing Bank Fees" shall have the meaning given such term in
Section 2.05(d).

             "LC Commitment" shall mean, with respect to each Lender, the commitment of such Lender to acquire participations in Letters of Credit hereunder as set forth in Schedule 2.01, as the same may be permanently terminated or reduced from time to time pursuant to Section 2.10 or 2.20. The LC Commitments shall automatically and permanently terminate on the Maturity Date.

             "LC Disbursement" shall mean any payment or disbursement made by the Issuing Bank under or pursuant to a Letter of Credit.

             "LC Exposure" shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time plus (b) the aggregate amount which has been drawn under Letters of Credit but for which the Issuing Bank or the Lenders, as the case may be, have not been reimbursed by the Borrower.

             "LC Fee" shall have the meaning given such term in
Section 2.05(c).

             "Lending Office", with respect to any Lender (or Transferee), the Issuing Bank or the Administrative Agent, shall mean such office or branch as such Lender (or Transferee), the Issuing Bank or the Administrative Agent has designated to the Borrower herein as the office or branch of that Lender (or Transferee), the Issuing Bank or the Administrative Agent from which Loans are to be made.

             "Letters of Credit" shall mean letters of credit issued by the Issuing Bank for the account of the Borrower pursuant to Article IIA.

             "LIBO Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the composite London interbank offered rate for dollar deposits approximately equal in principal amount to such Eurodollar Borrowing and for a maturity comparable to such Interest Period appearing on the display designated as page "LIBO" on the Reuters System, or such other display as the Reuters System shall from time to time use to present such London interbank offered rates, or if such rates shall for any reason not be available on the Reuters System, then (b) the arithmetic average of the rates at which dollar deposits approximately equal in principal amount to the greater of the Administrative Agent's portion of such Eurodollar Borrowing and $1,000,000 and for a maturity comparable to such Interest Period are offered to the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m.,

London time, two Business Days prior to the commencement of such Interest
Period.

             "Lien" means any mortgage, pledge, security interest or similar lien.

             "Loans" shall mean the revolving loans made by the Lenders to the Borrower pursuant to Section 2.03. Each Loan shall be a Eurodollar Loan, a CD Loan or an ABR Loan.

             "Loan Documents" shall mean this Agreement, the Notes and the Fee Letter.

             "Major Capital Project" shall mean each of the Robinson Project, the Smelter Expansion and the Lower Kalamazoo Project.

             "Margin Stock" shall have the meaning given such term under Regulation U.

             "Material Division" means San Manuel Mining Division, Pinto Valley Mining Division or any other division of the Borrower or a Subsidiary which represents more than 30% of the consolidated assets of the Borrower.

             "Material Subsidiary" means any of Magma Metals Company,
Magma Nevada Mining Company, the Robinson Mining Limited Partnership or any other Subsidiary which represents more than 30% of the consolidated assets of the Borrower.

             "Maturity Date" shall mean the day preceding the fourth anniversary of the date hereof.

             "Multiemployer Plan" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

             "1934 Act" shall mean the United States Securities Exchange Act of 1934, as amended.

             "Note" shall mean a revolving credit note of the Borrower executed and delivered as provided in Section 2.06.
             "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

             "Permitted Lien" shall mean a Lien permitted under
Section 6.01.

             "person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

             "Plan" shall mean any pension plan (other than a Multiemployer Plan) that is (1) a qualified plan under Section 401(a) of the Code, (ii) subject to the provisions of Title IV of ERISA or
Section 412 of the Code and (iii) maintained for employees of the Borrower or any ERISA Affiliate.

             "Register" shall have the meaning given such term in
Section 9.04(d).

             "Regulation D" shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

             "Regulation G" shall mean Regulation G of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

             "Regulation T" shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

             "Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

             "Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

             "Reportable Event" shall mean any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of
Section 414 of the Code).

             "Required Lenders" shall mean, at any time, Lenders having Commitments representing at least 66-2/3% of the Total Commitment or, for purposes of acceleration pursuant to clause (B) of Article VII (or if the Commitments shall have been terminated in full and any Loans shall remain outstanding), Lenders holding Loans representing at least 66-2/3% of the aggregate principal amount of the Loans outstanding.

             "Sale and Lease-Back Transaction" shall have the meaning assigned to such term in Section 6.02.

             "SEC" shall mean the United States Securities and Exchange Commission.

             "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including without limitation any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which the Administrative Agent is subject for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to (i) the applicable Interest Period, in the case of the Adjusted CD Rate, and (ii) three months, in the case of the Base CD Rate (as such term is used in the definition of "Alternate Base Rate"). Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

             "Subordinated Indebtedness" shall mean all indebtedness of the Borrower subordinated to payment of the principal of, premium, if any, and interest on the obligations of the Borrower under the Loan Documents.

             "subsidiary" of a person means any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that person, by one or more of the other Subsidiaries of that person, or by any combination thereof.

             "Subsidiary" shall mean any subsidiary of the Borrower.

             "Total Commitment" shall mean at any time the aggregate amount of the Lenders' Commitments, as in effect at such time.

             "Type", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, "Rate" shall include the LIBO Rate, the Adjusted CD Rate and the Alternate Base Rate.

             SECTION 1.02.  Terms Generally.  The definitions in Section
1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that, for purposes of determining compliance with any covenant set forth in Article VI, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in preparing the Borrower's audited financial statements referred to in Section 3.04.


                                   ARTICLE II

                                  THE CREDITS

             SECTION 2.01. Commitments. Subject to the terms and conditions herein set forth, each Lender agrees, severally and not jointly, to make Loans to the Borrower, at any time and from time to time on and after the date hereof and until the earlier of the Maturity Date and the termination of the Commitment of such Lender, in an aggregate principal amount at any time outstanding not to exceed such Lender's Commitment, subject, however, to the conditions that (a) at no time shall (i) the outstanding aggregate principal amount of all Loans made by all Lenders exceed (ii) the Total Commitment minus the LC Exposure and (b) at all times the outstanding aggregate principal amount of all Loans made by each Lender shall equal the product of (i) the percentage which its Commitment represents of the Total Commitment times (ii) the outstanding aggregate principal amount of all Loans. Each Lender's Commitment is set forth opposite its respective name in Schedule 2.01. Such Commitments may be terminated or reduced from time to time pursuant to Sections 2.10 and 2.20.

             Within the foregoing limits, the Borrower may borrow, pay or prepay and reborrow hereunder, on and after the date hereof and prior to the Maturity Date, subject to the terms, conditions and limitations set forth herein.

             SECTION 2.02. Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising any Borrowing shall be in an aggregate principal amount which is an integral multiple of $500,000 and not less than $1,000,000 (or an aggregate principal amount equal to the remaining balance of the available Commitments).

             (b) Each Borrowing shall be comprised entirely of Eurodollar Loans, CD Loans or ABR Loans, as the Borrower may request pursuant to
Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and the applicable Note. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing which, if made, would result in an aggregate of more than ten separate Loans of any Lender being outstanding hereunder at any one time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

             (c) Subject to Section 2.04, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 12:00 noon, New York City time, and the Administrative Agent shall by 3:00 p.m., New York City time, credit the amounts so received to the general deposit account of the Borrower with the Administrative Agent (or such other account as the Borrower may designate) or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders. Loans shall be made by the Lenders pro rata in accordance with Section 2.16. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

             (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

             SECTION 2.03. Notice of Borrowings. In order to request a Borrowing, the Borrower shall give to the Administrative Agent written or telecopy notice (or telephone notice promptly confirmed in writing or by telecopy in the form of Exhibit B) (a "Borrowing Notice") (a) in the case of a Eurodollar Borrowing, not later than 10:30 a.m., New York City time, three Business Days before a proposed borrowing, (b) in the case of a CD Borrowing, not later than 10:30 a.m., New York City time, two Business Days before a proposed borrowing and (c) in the case of an ABR Borrowing, not later than 10:30 a.m., New York City time, on the day of a proposed borrowing. Such notice shall be irrevocable and shall in each case specify
(i) whether the Borrowing then being requested is to be a Eurodollar Borrowing, a CD Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day) and the amount thereof; (iii) if such Borrowing is to be a Eurodollar Borrowing or CD Borrowing, the Interest Period with respect thereto and (iv) if such Borrowing is to refinance all or any part of any Borrowing, the identity and amount of such Borrowing that the Borrower requests to be refinanced. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing or CD Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration, in the case of a Eurodollar Borrowing, or 30 days' duration, in the case of a CD Borrowing. Subject to Section 2.11, if the Borrower shall not have given notice in accordance with this
Section 2.03 of its election to refinance a Borrowing prior to the end of the Interest Period in effect for such Borrowing, then the Borrower shall (unless such Borrowing is repaid at the end of such Interest Period) be deemed to have given notice of an election to refinance such Borrowing with an ABR Borrowing. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.03 and of each Lender's portion of the requested Borrowing.

             SECTION 2.04. Refinancings. The Borrower may refinance all or any part of any Borrowing with a Borrowing of the same or a different Type made pursuant to Section 2.03, subject to the conditions and limitations set forth herein and elsewhere in this Agreement. Any Borrowing or part thereof so refinanced shall be deemed to be repaid in accordance with Section 2.06 with the proceeds of a new Borrowing hereunder and the proceeds of the new Borrowing, to the extent they do not exceed the principal amount of the Borrowing being refinanced, shall not be paid by the Lenders to the Administrative Agent or by the Administrative Agent to the Borrower pursuant to Section 2.02(c).

             SECTION 2.05. Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, quarterly in arrears for the calendar quarter ending each March 31, June 30, September 30 and
December 31 on a date not later than five Business Days after such calendar quarter has ended and on the date on which the Commitment of such Lender shall be terminated as provided herein, a commitment fee (a "Commitment Fee") at a rate per annum equal to the Applicable Commitment Fee Percentage from time to time in effect on the average daily unused amount of the Commitment of such Lender (minus such Lender's average daily share, based upon its LC Commitment, of the aggregate undrawn amount of outstanding Letters of Credit) during the preceding calendar quarter (or shorter period commencing with the date hereof or ending with the Maturity Date or any date on which the Commitment of such Lender shall be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the date hereof and shall cease to accrue on the earlier of the Maturity Date and the termination of the Commitment of such Lender as provided herein.

             (b) The Borrower agrees to pay the Administrative Agent, for its own account, the fees provided for in the Fee Letter (the
"Administrative Fees") at the times provided therein.

             (c) The Borrower agrees to pay to each Lender, through the Administrative Agent, for the calendar quarter ending each March 31, June 30, September 30 and December 31 on a date not later than five Business Days after such calendar quarter has ended, and on the date on which the Issuing Bank shall have no further obligation to issue Letters of Credit hereunder and all outstanding Letters of Credit shall have been drawn or expired, a letter of credit fee (an "LC Fee") equal to the Applicable Margin for Eurodollar Loans on such Lender's pro rata share, based upon its LC Commitment, of the average daily undrawn amount of Letters of Credit outstanding during the preceding calendar quarter (or shorter period commencing with the Closing Date or ending with the date on which the Issuing Bank shall have no further obligation to issue Letters of Credit hereunder and all outstanding Letters of Credit shall have been drawn or expired). All LC Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

             (d) The Borrower agrees to pay to the Issuing Bank, for its own account, such fronting, issuance and drawing fees (the "Issuing Bank Fees") as shall be agreed upon by the Borrower and the Issuing Bank from time to time.

             (e) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

             SECTION 2.06. Notes; Repayment of Loans. The Loans made by each Lender shall be evidenced by a single Note duly executed on behalf of the Borrower, dated the Closing Date, in substantially the form attached hereto as Exhibit A with the blanks appropriately filled, payable to the order of such Lender in a principal amount equal to the Commitment of such Lender. The outstanding principal balance of each Loan, as evidenced by the applicable Note, shall be payable on the last day of the Interest Period applicable to such Loan and on the Maturity Date. Each Note shall bear interest from the date thereof on the outstanding principal balance thereof as set forth in Section 2.07. Each Lender shall, and is hereby authorized by the Borrower to, endorse on the schedule attached to the Note held by such Lender (or on a continuation of such schedule attached to each such Note and made a part thereof), or otherwise to record in such Lender's internal records, an appropriate notation evidencing the date and amount of each Loan of such Lender, each payment or prepayment of principal of any Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such a notation or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans made by such Lender in accordance with the terms of the relevant Note.

             SECTION 2.07. Interest on Loans. (a) Subject to the provisions of Sections 2.08 and 2.09, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to, in the case of each Eurodollar Loan, the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin. Interest on each Eurodollar Borrowing shall be payable on each applicable Interest Payment Date. The LIBO Rate for each Interest Period shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall promptly advise the Borrower and each Lender, as appropriate, of such determination.

             (b) Subject to the provisions of Sections 2.08 and 2.09, the Loans comprising each CD Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted CD Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin. Interest on each CD Borrowing shall be payable on each applicable Interest Payment Date. The Adjusted CD Rate for each Interest Period shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall promptly advise the Borrower and each Lender, as appropriate, of such determination.

             (c) Subject to the provisions of Sections 2.08 and 2.09, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin. Interest on each ABR Borrowing shall be payable on each applicable Interest Payment Date. The Alternate Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall promptly advise the Borrower and each Lender of such determination.

             SECTION 2.08. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, whether by scheduled maturity, notice of prepayment, acceleration or otherwise, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including the date of actual payment (after as well as before judgment) at a rate per annum (computed as provided in
Section 2.07(c)) equal to the Alternate Base Rate plus 2%.

             SECTION 2.09. Alternate Rate of Interest. (a) In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Eurodollar Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the LIBO Rate, the Administrative Agent shall give immediate telecopy notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 shall be deemed to be a request for an ABR Borrowing. The basis for each such determination by the Administrative Agent hereunder shall be explained in reasonable detail in the aforesaid notice to the Borrower and the Lenders and shall be conclusive absent manifest error.

             (b) In the event, and on each occasion, that on or before the day on which the Adjusted CD Rate for a CD Borrowing is to be determined the Administrative Agent shall have determined that such Adjusted CD Rate cannot be determined for any reason, including without limitation the inability of the Administrative Agent to obtain sufficient bids in accordance with the terms of the definition of Fixed CD Rate, or the Administrative Agent shall determine that the Adjusted CD Rate for such CD Borrowing will not adequately and fairly reflect the cost to any Lender of making or maintaining its CD Loan during such Interest Period, the Administrative Agent shall give immediate telecopy notice of such determination to the Borrower and the Lenders. In the event of any such determination, any request by the Borrower for a CD Borrowing pursuant to
Section 2.03 shall, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, be deemed to be a request for an ABR Borrowing. The basis for each such determination by the Administrative Agent hereunder shall be explained in reasonable detail in the aforesaid notice to the Borrower and the Lenders shall be conclusive absent manifest error.

             SECTION 2.10. Termination and Reduction of Commitments. (a) The Commitments shall be automatically terminated on the Maturity Date.

             (b) Upon at least three Business Days' prior irrevocable written or telecopy notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, (i) the Total Commitment or (ii) the LC Commitment, except that the LC Commitment may at no time exceed the Total Commitment; provided, however, that each partial reduction of the Total Commitment shall be in an integral multiple of $1,000,000 and in a minimum principal amount of $10,000,000; and provided further, that the Borrower shall not be permitted to terminate or reduce the Total Commitment if, as a result, the sum of (i) the aggregate principal amount of all Loans outstanding hereunder and (ii) the LC Exposure would exceed the Total Commitment.

             (c) Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Commitments. The Borrower shall pay to the Administrative Agent for the account of the Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued through the date of such termination or reduction.

             SECTION 2.11.  Conversion and Continuation of Borrowings.
The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (i) not later than 10:30 a.m., New York City time, on the day of conversion, to convert any Eurodollar Borrowing or CD Borrowing into an ABR Borrowing, (ii) not later than 10:30 a.m., New York City time, two Business Days prior to conversion or continuation, to convert any Eurodollar Borrowing or ABR Borrowing into a CD Borrowing or to continue any CD Borrowing as a CD Borrowing for an additional Interest Period, (iii) not later than 10:30 a.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing or CD Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period,
(iv) not later than 10:30 a.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, and (v) not later than 10:30 a.m., New York City time, two Business Days prior to conversion, to convert the Interest Period with respect to any CD Borrowing to another permissible Interest Period, subject in each case to the following:

             (a) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

             (b) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, the aggregate principal amount of such Borrowing converted or continued shall be an integral multiple of $1,000,000 and not less than $5,000,000;

             (c) each conversion shall be effected by each Lender by applying the proceeds of the new Loan of such Lender resulting from such conversion to the Loan (or portion thereof) of such Lender being converted; accrued interest on a Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

             (d) any Eurodollar Borrowing or CD Borrowing may be converted only at the end of the Interest Period applicable thereto;

             (e) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

             (f) any portion of a Borrowing maturing or required to be repaid in less than 30 days may not be converted into or continued as a CD Borrowing; and

             (g) any portion of a Eurodollar Borrowing or CD Borrowing which cannot be converted into or continued as a Eurodollar Borrowing or a CD Borrowing by reason of clauses (e) and (f) above shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing.

             Each notice pursuant to this Section 2.11 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing, a CD Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing or CD Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing or CD Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month's duration, in the case of a Eurodollar Borrowing, or 30 days' duration, in the case of a CD Borrowing. The Administrative Agent shall advise the other Lenders of any notice given pursuant to this Section 2.11 and of each Lender's portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.11 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.11 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as an ABR Borrowing.

             SECTION 2.12. Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon one Business Day's written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent; provided, however, that each partial prepayment shall be in an amount which is an integral multiple of $1,000,000 and not less than $5,000,000.

             (b) On the date of any termination or reduction of the Commitments pursuant to Section 2.10 or 2.20, the Borrower shall pay or prepay an amount of the Borrowings such that the sum of the aggregate principal amount of the Loans outstanding and the LC Exposure will not exceed the Total Commitment after giving effect to such termination or reduction.

             (c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing (or portion thereof) by the amount stated therein on the date stated therein. All prepayments under this Section 2.12 shall be subject to Section 2.15 but otherwise without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

             SECTION 2.13.  Reserve Requirements; Change in Circumstances.
(a) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation (either by way of changes in existing laws or regulations or the introductions of new laws or regulations) or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Loan or CD Loan made by such Lender or any Letter of Credit reimbursement obligations, Fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender, including without limitation any reserve requirement that may be applicable to "eurocurrency liabilities" under and as defined in Regulation D (except any such reserve requirement which is reflected in the Adjusted CD Rate), or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or any Eurodollar Loan or CD Loan made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or CD Loan or to reduce the amount of any sum received or receivable by such Lender hereunder or under the Notes (in respect of CD Loans or Eurodollar Loans only), whether of principal, interest or otherwise, by an amount deemed by such Lender in good faith to be material, then, subject to Section 2.20, the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

             (b) If any Lender or the Issuing Bank shall have determined that the adoption after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change after the date hereof in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any Lending Office of such Lender) or the Issuing Bank or any Lender's or the Issuing Bank's holding company with any request or directive promulgated after the date hereof regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender or the Letter of Credit issued by the Issuing Bank pursuant hereto (or the participation of the Lenders therein) to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy) by an amount deemed by such Lender or the Issuing Bank in good faith to be material, then, subject to
Section 2.20, from time to time the Borrower shall pay to such Lender or the Issuing Bank such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

             (c) A certificate of a Lender or the Issuing Bank setting forth such amount or amounts as shall be necessary to compensate such Lender or the Issuing Bank or the holding company of either as specified in paragraph (a) or (b) above, as the case may be, and setting forth in reasonable detail the manner in which such amount or amounts shall have been determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Lender or the Issuing Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

             (d) Failure on the part of any Lender or the Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand compensation with respect to such period or any other period; provided that each Lender or the Issuing Bank will agree to submit claims under this Section 2.13 only if it is the general policy of such Lender or the Issuing Bank to make such claims under comparable provisions of credit agreements with other similarly situated borrowers; provided further that no Lender or the Issuing Bank shall be entitled to compensation under this Section 2.13 for any costs incurred or reduction suffered with respect to any date unless such Lender or the Issuing Bank shall have notified the Borrower that it will demand compensation for such costs or reduction under paragraph (c) above not more than 90 days after the later of (i) such date and (ii) the date on which such Lender or the Issuing Bank becomes aware or should have become aware in the exercise of prudent banking practices of the event giving rise to such costs or reduction. Notwithstanding any other provision of this Section 2.13, no Lender shall demand compensation for any increased cost of reduction referred to above if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any. The protection of this Section shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

             (e) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this
Section 2.13 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

             SECTION 2.14. Change in Legality. (a) Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, subject to Section 2.20, by written notice to the Borrower and to the Administrative Agent setting forth in reasonable detail the relevant circumstances and the effect thereof, such Lender may:

             (i) declare that Eurodollar Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for a Eurodollar Borrowing shall, as to such Lender only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn; and

             (ii) require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

             (b) For purposes of this Section 2.14, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

             (c) Each Lender shall use its best efforts to give prompt notification to the Administrative Agent and the Borrower of any event or prospective event which will give rise to the operation of paragraph (a) of this Section.

             SECTION 2.15. Indemnity. The Borrower shall indemnify each Lender on demand against any Redeployment Loss (defined below, which shall not include lost profit) or expense which such Lender may sustain or incur as a consequence of (a) any failure by the Borrower to fulfill on the date of any Borrowing hereunder the applicable conditions set forth in
Article IV, (b) any failure by the Borrower to borrow or to refinance, continue or convert any Loan hereunder after irrevocable notice of such borrowing, refinancing, continuation or conversion has been given pursuant to Section 2.03 or 2.11, as the case may be, (c) any payment, prepayment or conversion of a Eurodollar Loan or CD Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, (d) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise) or (e) the occurrence of any Default or Event of Default, including without limitation, in each such case, any loss or expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan or CD Loan. "Redeployment Loss" shall mean, in each circumstance, the amount equal to the excess, if any, as determined by such Lender in good faith, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted or not borrowed (assumed to be the LIBO Rate or Adjusted CD Rate applicable thereto) for the period from the date of such payment, prepayment or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or not borrowed for such period or Interest Period, as the case may be. A certificate of any Lender setting forth in reasonable detail any amount or amounts which such Lender is entitled to receive pursuant to this Section and setting forth in reasonable detail the manner in which such amounts shall have been determined shall be delivered to the Borrower and shall be conclusive absent manifest error. Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.15 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

             SECTION 2.16.  Pro Rata Treatment.  Except as required under
Section 2.14 or permitted by Section 2.20, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Commitments and each refinancing of any Borrowing with a Borrowing of any Type, shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole dollar amount.

             SECTION 2.17. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under
Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of the Loans of such Lender shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in the Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.17 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

             SECTION 2.18. Payments. (a) The Borrower shall make each payment (including without limitation principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 noon, New York City time, on the date when due in dollars to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, in immediately available funds.

             (b) Whenever any payment (including without limitation principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

             SECTION 2.19. Taxes. (a) All payments by the Borrower under this Agreement shall be made without setoff or counterclaim and in such amounts as may be necessary in order that all such payments after deduction or withholding for or on account of any present or future taxes, levies, imposts, duties, withholdings or other charges of whatsoever nature and all liabilities with respect thereto, other than any taxes on or measured by the gross or net income of a Lender pursuant to (i) the income and/or franchise tax laws of the jurisdictions in which such Lender is incorporated or organized or in which the principal office of such Lender or the branch that is a party to this Agreement of that Lender is located, and (ii) the income and/or franchise tax laws of the jurisdictions in which the Lending Office or the Eurodollar Lending Office of that Lender are then located (all such nonexcluded taxes, levies, imposts, duties, withholdings and liabilities being hereinafter referred to as "Taxes"), shall not be less than the amounts otherwise specified to be paid by the Borrower to or for the account of the Administrative Agent, Issuing Bank or Lender (or any transferee or assignee (each, a "Transferee")) under this Agreement. Upon request of the Borrower in writing, each Lender shall designate a different Lending Office or Eurodollar Lending Office, as the case may be, if such designation will avoid the imposition of Taxes and if such designation will not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender. With respect to each deduction or withholding for or on account of any Taxes of the Administrative Agent, Issuing Bank or any Lender (or Transferee), Borrower shall promptly (and in any event not later than 45 days thereafter) furnish to such Administrative Agent, Issuing Bank, Lender (or Transferee) a receipt evidencing payment thereof.

             (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Stamp Taxes"). Each Lender that is organized outside the United States represents and warrants that as of the Closing Date, it is not aware of any Stamp Tax imposed by the jurisdiction in which it is incorporated that applies to this Agreement or any payment made to such Lender hereunder.

             (c) The Borrower will indemnify each Lender (or Transferee), the Issuing Bank and the Administrative Agent for the full amount of Taxes and Stamp Taxes (including without limitation any Taxes or Stamp Taxes imposed by any jurisdiction on amounts payable under this Section 2.19) paid by such Lender (or Transferee), the Issuing Bank or the Administrative Agent, as the case may be, and any liability (including without limitation penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Stamp Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority. Such indemnification shall be made within 30 days after the date any Lender (or Transferee), the Issuing Bank or the Administrative Agent, as the case may be, makes written demand therefor. If a Lender, as the result of any Tax with respect to which the Borrower is required to make a payment pursuant to Section 2.19 shall realize a tax credit or refund in its country or other jurisdiction of incorporation or organization or in the jurisdiction in which its principal office or Lending Office or Eurodollar Lending Office is then located, which tax credit or refund would not have been realized but for the Borrower's payment of such Tax, such Lender shall pay to the Borrower an amount equal to such tax credit or refund (to the extent of amounts that have been paid by the Borrower under Section 2.19 with respect to such credit or refund) net of all out-of-pocket expenses of such Lender; provided that the Borrower, upon the request of the Lender, agrees to return such credit or refund (plus penalties, interest or other charges) to such Lender in the event such Lender is required to repay such credit or refund to the relevant taxing authority. Any amount required to be calculated pursuant to this Section 2.19(c) shall be calculated in good faith by the Lender (or Transferee), the Issuing Bank or the Administrative Agent, and such calculation shall be conclusive and binding upon the parties hereto.

             (d) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this
Section 2.19 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

             (e) Each Lender (or Transferee) that is organized outside the United States (i) on or before the date it becomes a party to this Agreement and (ii) with respect to each Lending Office or Eurodollar Lending Office located outside the United States of such Lender (or Transferee), on or before the date such office or branch becomes a Lending Office or Eurodollar Lending Office, shall deliver to the Borrower and the Administrative Agent such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form 1001 or Form 4224, properly completed and duly executed by such Lender (or Transferee) establishing that payments received hereunder are (i) not subject to withholding under the Code because such payment is effectively connected with the conduct by such Lender (or Transferee) of a trade or business in the United States or
(ii) totally exempt from United States Federal withholding tax under a provision of an applicable tax treaty. In addition, each such Lender (or Transferee) shall, if legally able to do so, thereafter deliver such certificates, documents or other evidence from time to time establishing that payments received hereunder are not subject to such withholding upon receipt of a written request therefor from the Borrower or the Administrative Agent. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under the Notes are not subject to United States Federal withholding tax, the Borrower or the Administrative Agent shall withhold such taxes from such payments at the applicable statutory rate.

             (f) The Borrower shall not be required to pay any additional amounts to any Lender (or Transferee), the Issuing Bank or the Administrative Agent in respect of United States Federal withholding tax pursuant to paragraph (a) above if the obligation to pay such additional amounts would not have arisen but for a failure by such Lender (or Transferee), the Issuing Bank or the Administrative Agent to deliver the certificates, documents or other evidence specified in the preceding paragraph (e) unless such failure is attributable to (i) a change in applicable law, regulation or official interpretation thereof or (ii) an amendment or modification to or a revocation of any applicable tax treaty or a change in official position regarding the application or interpretation thereof, in each case on or after the date such Lender (or Transferee), the Issuing Bank or the Administrative Agent becomes a party to this Agreement (or, if applicable, on or after the date a Lending Office or Eurodollar Lending Office of such Lender (or Transferee), Issuing Bank or Administrative Agent became a Lending Office or Eurodollar Lending Office hereunder).

             (g) Nothing contained in this Section 2.19 shall require any Lender (or Transferee), the Issuing Bank or the Administrative Agent to make available any of its tax returns (or any other information relating to its taxes) which it deems to be confidential.

             SECTION 2.20. Termination or Assignment of Commitments Under Certain Circumstances. (a) If any Lender (or Transferee) or the Administrative Agent claims any additional amounts payable pursuant to
Section 2.13 or Section 2.19 or exercises its rights under Section 2.14, it shall (consistent with legal and regulatory restrictions) (i) promptly notify the Borrower (through the Administrative Agent) of the circumstances giving rise to such additional amounts or the exercise of such rights and
(ii) file any certificate or document requested by the Borrower or change the jurisdiction of its applicable Lending Office or take any other action if the making of such a filing or change or the taking of such action would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole determination of such Lender (or Transferee), be otherwise disadvantageous to such Lender (or Transferee).

             (b) In the event that any Lender shall have delivered a notice or certificate pursuant to Section 2.13 or 2.14, or the Borrower shall be required to make additional payments to any Lender under
Section 2.19, the Borrower shall have the right, at its option and own expense, upon notice to such Lender and the Administrative Agent, (i) in the case of Sections 2.13 or 2.19 only, to terminate the Commitment of such Lender or (ii) in all cases described in this paragraph, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all its interests, rights and obligations under this Agreement to another financial institution reasonably acceptable to the Administrative Agent which shall assume such obligations; provided that (i) no such termination or assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (ii) the Borrower or the assignee, as the case may be, shall pay to the affected Lender in immediately available funds on the date of such termination or assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder.

             (c) Each Lender represents and warrants to the Borrower that as of the date hereof it is not aware of any claims available to it under
Section 2.13 or 2.14 or any circumstances which it has determined will enable it to make any such claims.




                                  ARTICLE IIA

                               LETTERS OF CREDIT

             SECTION 2A.01. LC Commitment. (a) Subject to the terms and conditions herein set forth, and subject to agreement by the Borrower and the Issuing Bank on the Issuing Bank Fees to be paid from time to time, the Issuing Bank agrees, at any time and from time to time on or after the Closing Date until the earlier of May 5, 1998, and the termination of the LC Commitments in accordance with the terms hereof, to issue and deliver Letters of Credit at the request and for the account of the Borrower, provided that the aggregate undrawn amount thereof at any one time outstanding, shall at no time cause the LC Exposure to exceed $25,000,000. Each Letter of Credit (i) shall be (a) in the form of Exhibit C or (b) in a form approved in writing by the Borrower, the Administrative Agent and the Issuing Bank, (ii) shall be in a minimum principal amount of $1,000,000 and
(iii) shall permit drawings upon the presentation of one or more sight drafts and such other documents as shall be specified by the Borrower in the applicable notice delivered pursuant to Section 2A.02 below.

             (b) Each Letter of Credit shall by its terms expire not later than the earlier of (i) the first anniversary of the date of issuance and (ii) the Maturity Date. Each Letter of Credit shall by its terms provide for payment of drawings in dollars.

             SECTION 2A.02. Notice. The Borrower shall give the Issuing Bank written or telecopy notice not later than 10:00 a.m., New York City time, five Business Days (or such shorter period as shall be acceptable to the Issuing Bank and the Administrative Agent) prior to any proposed issuance of a Letter of Credit. Each such notice shall refer to this Agreement and shall specify (i) the date on which such Letter of Credit is to be issued (which shall be a Business Day), the face amount of such Letter of Credit (which shall be an amount in dollars), (ii) the name and address of the beneficiary, (iii) whether such Letter of Credit shall permit a single drawing or multiple drawings, (iv) the form of the sight draft and any other documents required to be presented at the time of any drawing (together with the exact wording of such documents or copies thereof) and (v) the expiry date of such Letter of Credit (which shall conform to the provisions of Section 2A.01(b) above). The Issuing Bank shall give the Administrative Agent, which shall in turn give to each Lender, prompt written or telecopy advice of any notice received from the Borrower pursuant to this paragraph.

             SECTION 2A.03. LC Participations. (a) By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders in respect thereof, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's pro rata percentage, based upon the LC Commitments in effect at the time of any drawing thereunder (or, if the Commitments shall have been terminated pursuant to Article VII, the LC Commitments in effect immediately prior to such termination), of the face amount of such Letter of Credit, effective upon the issuance of such Letter of Credit; provided, however, that no Lender shall be required to acquire participations in Letters of Credit that would result in its pro rata percentage, based upon its LC Commitment, of the LC Exposure exceeding its LC Commitment. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, in accordance with Section 2A.04 below, such Lender's pro rata percentage of each unreimbursed LC Disbursement made by the Issuing Bank.

             (b) Each Lender acknowledges and agrees that its acquisition of participations pursuant to paragraph (a) above in respect of Letters of

Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation the occurrence and continuance of any Default or Event of Default hereunder, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever; provided that nothing herein shall constitute a waiver of any rights a Lender may have by reason of the gross negligence or wilful misconduct of the Issuing Bank.

             SECTION 2A.04.  Disbursement and Reimbursement.
(a) Promptly after it shall have ascertained that any draft and any accompanying documents presented under a Letter of Credit appear to be in conformity with the terms and conditions of such Letter of Credit, the Issuing Bank shall give written or telecopy notice to the Borrower and the Administrative Agent of the receipt and amount of such draft and the date on which payment thereon will be made. If the Administrative Agent shall not have received from the Borrower the payment required pursuant to paragraph (b) below by 12:00 noon, New York City time, one Business Day after the date on which payment of a draft presented under any Letter of Credit has been made, the Administrative Agent shall promptly so notify the Issuing Bank and each Lender, specifying in the notice to each Lender such Lender's pro rata percentage, based upon the LC Commitments, of such LC Disbursement. Each Lender shall pay to the Administrative Agent, not later than 2:00 p.m., New York City time, on such date, such Lender's percentage of such LC Disbursement, which the Administrative Agent shall promptly pay to the Issuing Bank. The Administrative Agent will promptly remit to each Lender such Lender's percentage of any amounts subsequently received by the Administrative Agent from the Borrower in respect of such LC Disbursement; provided that (i) amounts so received for the account of any Lender prior to payment by such Lender of amounts required to be paid by it hereunder in respect of any LC Disbursement and (ii) amounts representing interest on any LC Disbursement for the period prior to the payment by such Lender of such amounts shall in each case be remitted to the Issuing Bank.

             (b) If the Issuing Bank shall pay any draft presented under a Letter of Credit, the Borrower shall pay to the Issuing Bank or to the Administrative Agent for the account of the Issuing Bank or, if the Administrative Agent shall have received the payments provided in paragraph (a) above with respect to such drawing, for the accounts of the Lenders, an amount equal to the amount of such draft before 12:00 noon, New York City time, on the Business Day immediately following the date of payment of such draft, together with interest on such amount at a rate per annum equal to the interest rate in effect for ABR Borrowings from (and including) the date of payment of such draft to (but excluding) the date of such payment by the Borrower. The obligation of the Borrower to pay the amounts referred to above in this paragraph (b) shall be absolute, unconditional and irrevocable and shall be satisfied strictly in accordance with their terms irrespective of:

             (i) any lack of validity or enforceability of any Letter of Credit;

             (ii) the existence of any claim, setoff, defense or other right which the Borrower or any other person may at any time have against the beneficiary under any Letter of Credit, the Administrative Agent, the Co-Agent, any Issuing Bank or any Lender (other than the defense of payment in accordance with the terms of this Agreement or a defense based on the gross negligence or wilful misconduct of the Issuing Bank) or any other person in connection with this Agreement or any other transaction;

             (iii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect; provided that payment by the Issuing Bank under such Letter of Credit against presentation of such draft or document shall not have constituted gross negligence or wilful misconduct;

             (iv) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document which does not comply in any immaterial respect with the terms of such Letter of Credit; provided that such payment shall not have constituted gross negligence or wilful misconduct; or

             (v) any other circumstance or event whatsoever, whether or not similar to any of the foregoing; provided that such other circumstance or event shall not have been the result of gross negligence or wilful misconduct of the Issuing Bank.

             It is understood that in making any payment under a Letter of Credit (x) the Issuing Bank's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including without limitation, reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be forged, fraudulent or invalid in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (y) any noncompliance in any immaterial respect of the documents presented under a Letter of Credit with the terms thereof shall, in either case, not be deemed wilful misconduct or gross negligence of the Issuing Bank.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

             The Borrower hereby represents and warrants to the Administrative Agent and the Lenders as follows:

             SECTION 3.01. Organization; Corporate Powers, etc. (a) The Borrower and each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) the Borrower and each of the Subsidiaries has the corporate power and authority to own its property and assets and to carry on its business as now conducted and is qualified to do business in every jurisdiction where such qualification is required except where the failure to so qualify would not result in a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole; and (c) the Borrower has the corporate power to execute, deliver and perform this Agreement and the other Loan Documents and to borrow hereunder.

             SECTION 3.02. Authorization, etc. The execution, delivery and performance by the Borrower of this Agreement, the borrowings hereunder, the Fee Letter and the issuance, execution and delivery of the
Notes:  (a) have been duly authorized by all requisite corporate action;
(b) will not violate (i) any provision of law, any order of any court, or any rule, regulation or order of any other agency of government, (ii) the Certificate of Incorporation or By-laws of the Borrower or (iii) any provision of any material indenture, agreement or other instrument to which the Borrower is a party, or by which the Borrower or any of its properties or assets are or may be bound; (c) will not be in conflict with, result in a breach of or constitute (alone, with notice, with lapse of time, or with any combination of these factors) a default under any indenture, agreement or other instrument referred to in (b)(iii) above; and (d) will not result in the creation or imposition of any Lien upon any property or assets of the Borrower that is not a Permitted Lien. Except for filings which may be required under the 1934 Act, no registration with or consent or approval of, or other action by, any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement, the execution and delivery of the Notes or the borrowing hereunder.

             SECTION 3.03. Enforceability. This Agreement constitutes, and each other Loan Document when duly executed and delivered by the Borrower will constitute, the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and other laws of general applicability relating to or affecting creditors' rights from time to time in effect and to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

             SECTION 3.04. Financial Condition and Information. The Borrower has heretofore furnished to each of the Lenders copies of (i) the consolidated balance sheet of the Borrower and the Subsidiaries as of December 31, 1993, and the related consolidated statements of income, shareholder's equity and cash flows of the Borrower and the Subsidiaries for the year ended December 31, 1993, including without limitation the related notes, audited by and including the opinion of Arthur Andersen & Co., independent public accountants for the Borrower and (ii) the Annual Report on Form 10-K for the fiscal year ended December 31, 1993 of the Borrower. Such financial statements fairly state the consolidated financial condition of the Borrower and the Subsidiaries as of the respective dates thereof and the consolidated results of the operations and changes in financial position of the Borrower and the Subsidiaries for the periods covered thereby. All such financial statements, including related schedules and notes thereto, have been prepared in accordance with GAAP.

             SECTION 3.05.  No Material Adverse Change.  Since
December 31, 1993, there has been no material adverse change in the business, operations, assets or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole (except as disclosed in the financial statements referred to in Section 3.04).

             SECTION 3.06. Litigation. Except as set forth in the Borrower's SEC filing on Form 10-K for the year ended December 31, 1993, there are no actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries or any property or rights of the Borrower or any of the Subsidiaries which would be reasonably likely in the aggregate to
(i) materially impair the ability of the Borrower to perform its obligations under this Agreement or the Notes or materially impair the ability of the Borrower and the Subsidiaries taken as a whole to carry on business substantially as now being conducted or (ii) result in any material adverse change in the business, assets, operations, or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole.

             SECTION 3.07. Federal Reserve Regulations. (a) Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

             (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulation G, U or X.

             SECTION 3.08. Investment Company Act. The Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

             SECTION 3.09. Public Utility Holding Company Act. The Borrower is not a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

             SECTION 3.10. Tax Returns. As of the filing date of the Borrower's Form 10-K, Form 10 Q or Form 8-K most recently filed with the SEC, the Borrower has duly filed or caused to be filed all Federal, state and local tax returns which are required to have been filed and has paid or caused to be paid all material taxes required to be paid by it, except taxes the validity of which is being contested in good faith by appropriate proceedings and with respect to which the Borrower has set aside on its books such reserves as are required by GAAP.

             SECTION 3.11.  ERISA.   As of the filing date of the
Borrower's Form 10-K, Form 10-Q or Form 8-K most recently filed with the SEC, the Borrower had no material undisclosed ERISA Liabilities under any Plans.

             SECTION 3.12. Title to Properties; Possession. Except for its unpatented federal mining claims, with respect to which the Borrower has exclusive mining rights (but not title) under applicable law, the Borrower and each Subsidiary has good and indefeasible title to, or valid leasehold interests in, all its material properties and assets, subject only to encumbrances, adverse claims and defects in title which do not involve any risk of loss that is material to the Borrower and the Subsidiaries taken as a whole. All such assets and properties are free and clear of all Liens other than those permitted by Section 6.01. The Borrower has all licenses and rights necessary to enable it to use all material technology used by it in its operations.

             SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of any borrowing hereunder solely for general corporate purposes.


             SECTION 3.14. Environmental and Safety Matters. As of the filing date of the Borrower's Form 10-K, Form 10-Q or Form 8-K most recently filed with the SEC, the Borrower and the Subsidiaries had no material undisclosed environmental liabilities.

             SECTION 3.15. Subsidiaries. Schedule 3.15(a) and 3.15(b) set forth as of the date hereof, respectively, a list of all Material Subsidiaries and Material Divisions and the percentage ownership interest of the Borrower therein.


                                   ARTICLE IV

                          CONDITIONS TO CREDIT EVENTS

             The obligations of the Lenders to make Loans, and the obligation of the Issuing Bank to issue Letters of Credit (each of the foregoing events being called a "Credit Event") are subject to the satisfaction of the following conditions:

             SECTION 4.01. Credit Events. On the date of each Credit Event, including the date of each Borrowing in which Loans are refinanced with new Loans as contemplated by Section 2.04:

             (a) The Administrative Agent shall have received in respect of such Borrowing a Borrowing Notice as required by Section 2.03.

             (b)  The representations and warranties set forth in
          Article III hereof shall have been true and correct in all material respects on the date hereof and the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.07, 3.08, 3.09, 3.10, 3.12, 3.13 and 3.14 shall be true and correct in all material respects on and as of the date of such Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

             (c) At the time of and immediately after such Borrowing no Event of Default or Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing as to the satisfaction of the conditions specified in paragraphs (b) and (c) of this Section 4.01.

             SECTION 4.02.  First Credit Event.  On the Closing Date:

             (a) Each Lender shall have received a duly executed Note complying with the provisions of Section 2.06.

             (b) The Administrative Agent shall have received a favorable written opinion of Streich Lang, P.A., counsel for the Borrower, dated the Closing Date and addressed to the Administrative Agent and the Lenders, to the effect set forth in Exhibit E-1 hereto, and the Borrower hereby instructs such counsel to deliver such opinion to the Administrative Agent.

             (c) All legal matters incident to this Agreement and the Credit Events hereunder shall be reasonably satisfactory to the Lenders and to Cravath, Swaine & Moore, counsel for the Administrative Agent. In addition, the Administrative Agent shall have received a favorable written opinion from such counsel, dated the Closing Date and addressed to the Administrative Agent and the Lenders, to the effect set forth in Exhibit E-2 hereto, and the Administrative Agent hereby instructs such counsel to deliver such opinion to the Administrative Agent.

             (d) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of the Borrower, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of the Borrower as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of the Borrower dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Borrower as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents and the Credit Events hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect,
          (C) that the certificate or articles of incorporation of the Borrower have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Borrower; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above.

             (e) The Administrative Agent shall have received a certificate, dated the Closing Date and signed on behalf of the Borrower by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.

             (f) The Administrative Agent shall have received all Fees and other amounts due and payable hereunder or under the other Loan Documents on or prior to the Closing Date.

             (g) The Administrative Agent shall have received evidence satisfactory to it that the Existing Credit Agreement shall have been terminated and all loans and other amounts outstanding thereunder paid in full on or prior to the date hereof.


                                   ARTICLE V

                             AFFIRMATIVE COVENANTS

             The Borrower covenants and agrees that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan or LC Disbursement or any Fee or any other expenses or amounts payable hereunder shall be unpaid, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of the Subsidiaries to:

             SECTION 5.01. Corporate Existence. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence (except as expressly permitted by Section 6.04), material rights, licenses, permits and franchises material to the conduct of its business; comply in all material respects with all applicable laws, rules, regulations, and orders (except that force majeure events will excuse noncompliance so long as noncompliance would not materially impair the creditworthiness of the Borrower) whether now in effect or hereafter enacted where the failure to so comply would be reasonably likely to have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole; and, at all times maintain and preserve all material property required for the conduct of its business as presently or hereafter conducted.

             SECTION 5.02. Insurance. Maintain adequate insurance by financially sound and reputable insurers of all properties of a character usually insured by companies engaged in the same or a similar business operating on a similar economic scale in the same vicinity against loss or damage resulting from fire or other risks insured against by extended coverage and of the kind customarily insured against by such companies, and maintain in full force and effect public liability insurance against claims for personal injury, death or property damage occurring upon, in, about or in connection with the use of any properties occupied or controlled by it in such amounts as shall be customary among companies engaged in the same or similar businesses and similarly situated and maintain such other insurance as may be required by law; provided, however, that nothing in this Section 5.02 shall preclude the Borrower or any of the Subsidiaries from being self-insured to the extent customary with companies in the same or similar business.

             SECTION 5.03. Taxes. Pay and discharge promptly any taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its material property (real or personal), before the same shall become delinquent; provided, however, that neither the Borrower nor any of the Subsidiaries shall be required to pay and discharge or to cause to be paid and discharged any such obligation, tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower or such Subsidiary, as appropriate, shall set aside on its books such reserves as are required by GAAP with respect thereto.

             SECTION 5.04. Financial Statements; Reports, etc. In the case of the Borrower, furnish to each Lender:

             (a) within 90 days after the end of each fiscal year, (i) a consolidated balance sheet of the Borrower and the Subsidiaries and the related consolidated statement of income showing the financial condition of the Borrower and the Subsidiaries as of the close of such fiscal year and the results of operations during such year, (ii) a consolidated statement of shareholder's equity of the Borrower and the Subsidiaries as of the close of such fiscal year, and (iii) a consolidated statement of cash flows of the Borrower and the Subsidiaries for such fiscal year, all the foregoing financial statements to be prepared in accordance with GAAP and reported on by Arthur Andersen & Co. or another accounting firm of nationally recognized standing and
          (iv) all calculations with respect to Expected Contingent Liabilities of the Borrower and its Material Subsidiaries, if any;

             (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, an unaudited
          (i) consolidated balance sheet, (ii) consolidated statement of income and (iii) consolidated statement of cash flows, each showing the financial condition of the Borrower and the Subsidiaries as of the end of such quarter and the results of operations for the then-elapsed portion of the fiscal year, certified by a Financial Officer of the Borrower as being correct and complete and as presenting fairly the financial position and results of operations of the Borrower and the Subsidiaries in accordance with GAAP, in each case subject to normal year-end adjustments and (iv) all calculations with respect to Expected Contingent Liabilities of the Borrower and its Material Subsidiaries, if any;

             (c) concurrently with each delivery of the statements referred to in (a) and (b) above, a certificate of the firm or person certifying such statements (which certificate, when furnished by the independent accountants referred to in paragraph (a) above, may be limited to accounting matters and disclaim responsibility for legal interpretations) (i) certifying that to the best of its or his knowledge no Event of Default or Default has occurred, or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and accompanied by a statement of a Financial Officer of the Borrower specifying any corrective action taken or proposed to be taken with respect thereto, and (ii) setting forth in reasonable detail the calculations required to demonstrate compliance with the covenants, conditions and agreements contained in Article VI hereof;

             (d) Concurrently with each delivery of the statements described in paragraphs (a) and (b) above, a report in form and level of detail reasonably satisfactory to the Administrative Agent containing with respect to each Major Capital Project:
          (i) a statement of the status of the project in terms of major milestones reached or major operational requirements accomplished or obtained, (ii) a reasonable estimate of project capital expenditures to date, (iii) a discussion of any substantial revisions made to the budget, milestones or operational requirements for or objectives of the project since the last such report to Lenders, and (iv) a current projection of further expenditures required to complete the project and achieve all material initial operational objectives;

             (e) promptly upon their becoming available, copies of all reports (other than preliminary proxy statements) filed by the Borrower or any of the Subsidiaries with the SEC (or any Governmental Authority succeeding to any or all of the functions of the SEC) under the requirements of the 1934 Act, or any successor statute; and

             (f) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower and the Subsidiaries as the Administrative Agent may reasonably request provided that all such information shall be held in strict confidence in accordance with the restrictions set forth in Section 9.16.

             SECTION 5.05. Litigation and Other Notices. Give the Administrative Agent prompt written or telecopy notice of the following:

             (a) any Event of Default or Default and the steps, if any, proposed to be taken by the Borrower with respect thereto;

             (b) the filing or commencement of any action, suit or formal proceeding at law or in equity or by or before any court or hearing officer of any Governmental Authority, or any other event or condition, which has resulted in, or which is reasonably likely to result in, a material adverse change in the business, operations or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole and which has not been reported in the Borrower's most recent SEC filings on Form 10-K, 10-Q or 8-K.

             SECTION 5.06. Maintaining Records; Access to Premises and Records. Maintain all financial records in accordance with GAAP, and upon reasonable notice permit representatives of the Administrative Agent and each Lender to have access to such financial records and the premises of the Borrower and any Subsidiary at reasonable times and to make such excerpts from such records as such representatives may deem necessary provided that each person obtaining information shall hold all information obtained in strict confidence in accordance with the restrictions set forth in Section 9.16.

             SECTION 5.07. Use of Proceeds. Use the proceeds of the Borrowing hereunder solely for the purposes set forth in Section 3.13.


                                   ARTICLE VI

                               NEGATIVE COVENANTS

             The Borrower covenants and agrees that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan or LC Disbursement or any Fee or any other expenses or amounts payable hereunder shall be unpaid unless the Required Lenders shall otherwise consent in writing, it will not, and will not cause or permit any of the Subsidiaries to:

             SECTION 6.01. Liens. Incur, create, assume or permit to exist any Liens on any of its property or assets, or the property or assets of a Material Subsidiary, now owned or hereafter acquired by it or by a Material Subsidiary or on any income or rights in respect of any thereof, to secure any Indebtedness unless the Borrower's obligations under the Loan Documents shall simultaneously be secured equally and ratably with, and on terms at least as favorable to the Lenders as those benefitting the holders of, the Indebtedness so secured; provided that the foregoing shall not apply to Liens on the property or assets of Borrower or any Subsidiary:

             (i) existing on the date hereof and described in
          Schedule 6.01 or existing prior to such merger, consolidation or acquisition in the property or assets of any business association or sole proprietorship merged with, consolidated with or acquired by the Borrower or any of its Subsidiaries (excluding, however, such Liens as are incurred in contemplation of such transaction); provided that such Liens shall secure only those obligations that they secure on the date hereof or on the date of (and immediately prior to) such merger, consolidation or acquisition, respectively;

              (ii) in favor of the United States, any state or any political subdivision or agency thereof which arise from Indebtedness of a sort not described in any of clauses (a) through (e) of the definition of such term;

             (iii) that are deposits to secure the performance of bids, trade contracts (other than for Indebtedness), swap, future or option contracts (including without limitation contracts entered into for the purpose of interest rate or commodities hedging), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

             (iv) that are Liens on property, plant, improvements thereto or equipment acquired (or, in the case of improvements, constructed) after the Closing Date; provided that (i) such liens are incurred, and the Indebtedness secured thereby is created, before, upon or within one year after such acquisition (or construction), (ii) the Indebtedness secured thereby does not exceed the cost of such real property or plant, improvements or equipment and (iii) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary;

             (v) which secure Indebtedness in an amount incurred during the term of this Agreement not greater than $100,000,000 minus the aggregate purchase price of any Sale and Lease-Back
          Transactions entered into by the Borrower and the Subsidiaries during such term; and

             (vi) that are any extension, renewal, or replacement (or successive extensions, renewals, or replacements) in whole or in part, of any lien referred to in (i) through (v) hereof; provided, however, that (1) the lien shall be limited to all or part of the property subject to the lien extended, renewed, or replaced and (2) the principal amount of Indebtedness secured thereby shall not be increased by such extension, renewal or replacement.

             SECTION 6.02. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a "Sale and Lease-Back Transaction"), provided that the Borrower or any Subsidiary may enter into any Sale and Lease-Back Transaction in the ordinary course of business if the aggregate purchase price of all property subject to Sale and Lease-Back Transactions during the term of this Agreement does not exceed $100,000,000 minus the amount of any Indebtedness referred to in clause (v) of
Section 6.01 which shall be incurred by the Borrower and the Subsidiaries during the term of this Agreement.

             SECTION 6.03. Subsidiary Indebtedness. Permit any Indebtedness of any Subsidiary to be outstanding, other than
(i) intercorporate debt and other intercorporate obligations exclusively among the Borrower and its Subsidiaries, (ii) Indebtedness secured by Liens in the property or assets of any Person that, if existing in property or assets of the Borrower or any Subsidiary, would be Liens described in one or more subsections 6.01(i) through (vi), inclusive, to the extent not greater than the fair market value of the properties or assets subject to such Liens at the time such Liens were created, (iii) Indebtedness deemed to exist by reason of Sale and Lease-Back Transactions that, if involving properties or assets of the Borrower or any Subsidiary, would be permitted under Section 6.02, and (iv) other Indebtedness (including such portions of Indebtedness permitted in part by the foregoing subsections (i), (ii) or

(iii) of this Section 6.03 as are in excess of the amount so permitted) in an aggregate amount not to exceed $25,000,000 at any time.

             SECTION 6.04.  Mergers, Consolidations, Sales of Assets.
Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets whether now owned or hereafter acquired or any capital stock of any Material Subsidiary (including any sale or transfer, by merger or otherwise, of one of the Material Subsidiaries or Material Divisions); provided that a Material Subsidiary or Material Division or any of the assets thereof may be transferred to a joint venture (whether organized in the form of a corporation, limited liability company, partnership or limited partnership) so long as the Borrower owns at least 50% of the equity, and participates at least substantially equally in the control, of such joint venture), except that (a) the Borrower and any Subsidiary may sell inventory in the ordinary course of business and (b) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (i) any wholly owned Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any wholly owned Subsidiary may merge into or consolidate with any other wholly owned Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary and no person other than the Borrower or a wholly owned Subsidiary receives any consideration, (iii) any other corporation may be merged with a Subsidiary of the Borrower, provided that the surviving corporation shall be a Subsidiary of the Borrower and no Event of Default or Default has occurred or would occur as a result of such merger or acquisition and (iv) any other corporation may be merged into the Borrower if the Borrower shall be the surviving corporation and no Event of Default or Default has occurred or would occur as a result of such merger or acquisition; provided that in any merger of the Borrower, pursuant to (iv) above, the surviving entity shall be at least as creditworthy as the Borrower immediately prior to such merger or acquisition, and shall fully assume all obligations of the Borrower pursuant to this Agreement.

             SECTION 6.05. Business of Borrower and Subsidiaries. Substantially change the nature of the business conducted by the Borrower and the Subsidiaries, taken as a whole.

             SECTION 6.06. ERISA Liabilities. Create or suffer to exist ERISA Liabilities in an aggregate amount for all Plans in excess of $25,000,000.

             SECTION 6.07. Consolidated Net Worth. Permit Consolidated Net Worth at any time to be less than the sum of (x) $450,000,000 and
(y) 50% of Consolidated Net Income (if positive) for each fiscal year beginning with the fiscal year ending December 31, 1994. If the Borrower shall not have delivered financial statements under Section 5.04 which confirm the existence of a Default under this Section, the Administrative Agent and the Lenders shall be entitled to take actions available to them upon such a Default only if circumstances exist or events have occurred which make the existence of such a Default reasonably certain.

             SECTION 6.08. Consolidated Debt to Capitalization. Permit the ratio of (a) Consolidated Debt, to (b) Capitalization at any time to be greater than 0.60 to 1.

             SECTION 6.09. Subordinated Indebtedness. (a) Amend or modify the terms of any Subordinated Indebtedness if as a result such terms would become less favorable to the Lenders.

             (b) Amend or modify the covenants or default provisions of any Subordinated Indebtedness if as a result such covenants or provisions would be more restrictive of the Borrower.

             (c) Cause or permit any Subordinated Indebtedness to become due prior to the Maturity Date.

             (d) Directly or indirectly prepay, redeem, purchase, defease, retire or otherwise acquire for value (severally and collectively, "retire", and the terms "retired" and "retirement" shall have the meanings correlative thereto) any Subordinated Indebtedness; provided, however, that the Borrower may retire Subordinated Indebtedness (i) with proceeds of new Subordinated Indebtedness on terms at least as favorable to the Borrower and the Lenders as the Subordinated Indebtedness being retired or (ii) if the ratio of (A) Consolidated Debt to (B) Capitalization is less than 0.40 to 1 (determined pro forma as of the end of the Borrower's fiscal quarter immediately preceding such retirement on the basis that (1) retirement of the Subordinated Indebtedness had been effected as of that fiscal quarter end and (2) any equity or indebtedness providing funds for such retirement, if issued after such fiscal quarter end, was outstanding as of that fiscal quarter end) and the funds used to effect such retirement are derived exclusively from cash from operations, the issuance of equity or non-revolving indebtedness or any combination thereof.


                                  ARTICLE VII

                               EVENTS OF DEFAULT

             In case of the happening of any of the following events (herein called "Events of Default"):

             (a) default shall be made in the payment of any principal of any Loan or the reimbursement of any LC Disbursement, when and as the same shall become due and payable, whether at the due date thereof or by acceleration thereof or otherwise and such default shall continue for a period of one Business Day after such default;

             (b) default shall be made in the payment of any interest on any Loan or any Fee, indemnification amount or any other amount due from the Borrower under the Loan Documents (other than an amount referred to in (a) above), when and as the same shall become due and payable, and such default shall continue for a period of five Business Days after the earlier of (i) the day on which a Designated Officer knows or should have known of such default in the exercise of prudent business practices customary to the industry and (ii) receipt by the Borrower of written or telecopy notice from the Administrative Agent of such default;

             (c) any representation or warranty made or deemed made by the Borrower in connection with the Loan Documents or in any report, certificate or other instrument furnished by the Borrower pursuant to the Loan Documents or with the borrowing hereunder shall prove to have been false or misleading in any material respect when made or delivered or when deemed made in accordance with the terms hereof; provided that if any such breach of representation or warranty has been subsequently remedied (such that if made or given as of the date of remedy it is no longer false or misleading in any material respect) and such breach has caused no material adverse effect on the rights or interests of any Lender under this Agreement, such breach shall no longer constitute a Default or Event of Default hereunder.

             (d) default shall be made in the due observance or performance of any covenant or agreement to be observed or performed on the part of the Borrower contained in Section 5.01 or in Article VI, and with respect only to Section 5.01 (other than the covenant in such Section to preserve its corporate existence) and Section 6.01, such default shall continue for a period of fifteen days after the earlier of (i) the day on which a Designated Officer knows or should have known of such default in the exercise of prudent business practices customary to the industry and (ii) receipt by the Borrower of written or telecopy notice from the Administrative Agent of such default;

             (e) default shall be made in the due observance or performance of any other covenant, condition or agreement to be observed or performed on the part of the Borrower pursuant to the terms hereof and such default shall remain unremedied for more than thirty days after the earlier of (i) the day on which a Designated Officer of Borrower knows or should have known of such default in the exercise of prudent business practices customary to the industry or (ii) written notice of such default shall have been given to a Designated Officer by the Administrative Agent;

             (f) the Borrower or any of its Material Subsidiaries shall fail to make any payment on Indebtedness in excess of $5,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any failure by the Borrower or any of its Material Subsidiaries to perform any term, covenant or agreement on its part to be performed under any agreement or instrument evidencing or securing or relating to any Indebtedness in excess of $5,000,000 shall result in the acceleration of the maturity of a portion of such Indebtedness in excess of $5,000,000;

             (g) the Borrower or any of its Material Subsidiaries shall
          (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such corporation or for a substantial part of its property, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take corporate action for the purpose of effecting any of the foregoing;

             (h) an involuntary proceeding shall be commenced or an
          involuntary petition shall be filed in a court of competent
		        jurisdiction seeking (i) relief in respect of the Borrower or any of its Material Subsidiaries or of a substantial part of its or such
				      Subsidiary's property under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency or similar law,
				      (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Borrower or any of its Material
          Subsidiaries or for a substantial part of the property of any of them, or (iii) the winding-up or liquidation of the Borrower or any of its
          Material Subsidiaries; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

             (i) either of (A) the occurrence of any one or more
          Reportable Events or (B) a failure to make a "required payment" under the provisions of Section 412(n)(1) of the Code shall have occurred with respect to any Plan or Plans and the occurrence of either (A) or (B) above shall have resulted in any of
          (1) liability of the Borrower to the PBGC or to one or more Plans in an aggregate amount exceeding $25,000,000, (2) the termination of the respective Plan or Plans by the PBGC, (3) the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans or (4) for the imposition of a Lien in favor of such Plan or Plans;

             (j) any material provision of the Loan Documents ceases to be valid and binding on or enforceable against the Borrower; or

             (k) there shall have occurred a Change in Control.
	          then, and in any such event, and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by written or telecopy notice to the Borrower, take either or both of the following actions at the same or different times: (A) terminate forthwith the Commitments of the Lenders and the obligations of the Issuing Bank to issue Letters of Credit hereunder (B) declare the Loans to be forthwith due and payable, whereupon the principal of such Loans, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder, shall become forthwith due and payable together with interest thereon, if applicable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any Note to the contrary notwithstanding and (C) require that the Borrower deposit cash with the Administrative Agent in an amount equal to the aggregate LC Exposure as collateral (under its sole dominion and control) for the repayment of drawings under outstanding Letters of Credit; provided, however, that in the case of an Event of Default specified in paragraph (g) or involving the Borrower, without notice to the Borrower or any the Administrative Agent or the Lenders, the Commitments shall automatically terminate and all such Loans together with all such interest, Fees and other amounts, shall become immediately due and payable and the Borrower shall be required to deposit cash collateral with the Administrative Agent as above provided, all without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any Note to the contrary notwithstanding.


                                  ARTICLE VIII

                            THE ADMINISTRATIVE AGENT

             In order to expedite the transactions contemplated by this Agreement, Chemical Bank is hereby appointed to act as Administrative Agent
on behalf of the Lenders.   Each of the Lenders, and each subsequent holder
of any Note by its acceptance thereof, hereby irrevocably authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrower of any Default or Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement as received by the Administrative Agent.

             Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or wilful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Administrative Agent shall not be responsible to the Lenders or the holders of the Notes for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement, the Notes or any other Loan Documents or other instruments or agreements. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof until it shall have received from the payee of such Note notice, given as provided herein, of the transfer thereof. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders and each subsequent holder of any Note. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Borrower of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. The Administrative Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

             The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

             The Administrative Agent may not, without the consent of the Borrower, resign at any time. Upon receiving such consent, and subject to giving 30 days' prior written notice to the Lenders, the Administrative Agent may resign as Administrative Agent hereunder. Upon any such resignation, the Required Lenders, with the consent of the Borrower (which consent shall not be unreasonably withheld), shall have the right to appoint from the Lenders a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the Administrative Agent gives notice of its resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Administrative Agent.

             With respect to the Loans made by it hereunder and the Notes issued to it, the Administrative Agent in its individual capacity and not as an Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent.

             Each Lender recognizes that applicable laws, rules, regulations or guidelines of Governmental Authorities may require the Administrative Agent to determine whether the transactions contemplated hereby should be classified as "highly leveraged" or assigned any similar or successor classification, and that such determination may be binding upon the other Lenders. Each Lender understands that any such determination shall be made solely by the Administrative Agent based upon such factors (which may include, without limitation, the Administrative Agent's internal policies and prevailing market practices) as the Administrative Agent shall deem relevant and agrees that the Administrative Agent shall have no liability for the consequences of any such determination.

             Each Lender agrees (i) to reimburse the Administrative Agent, on demand, in the amount of its pro rata share (based on its Commitment hereunder) of any expenses incurred for the benefit of the Lenders by the Administrative Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrower and (ii) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as the Administrative Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower; provided that no person shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the Administrative Agent or any of its directors, officers, employees or agents.

             Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.


                                   ARTICLE IX

                                 MISCELLANEOUS

             SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, graphic scanning or other telegraphic communications equipment of the sending party, as follows:

             (a) if to the Borrower, to it at 7400 North Oracle Road, Suite 200, Tucson, Arizona 85704, Attention of Mr. Douglas J. Purdom (Telecopy No. (602) 575-5674);

             (b) if to the Administrative Agent, to it at 140 East 45th Street, New York, New York 10017, Attention of Mr. James Morgan (Telecopy No.
          (212) 622-0854); and

             (c) if to a Lender, to it at its address (or telecopy number) set forth in Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or other telegraphic communications equipment of the sender, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

             SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, and the execution and delivery to the Lenders of the Notes evidencing such Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated.

             SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each Lender, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior consent of all the Lenders and the Administrative Agent.

             SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

             (b) Each Lender at its own expense may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment, its LC Commitment and the Loans at the time owing to it and the Notes held by it); provided, however, that (i) except in the case of an assignment to a Lender or an Affiliate of any Lender, the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender's rights and obligations under this Agreement, (iii) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with the Note or Notes subject to such assignment and a processing and recordation fee of $3,500, (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and (vi) any increased costs by reason of any such assignment will not be borne by the Borrower. Upon acceptance and recording pursuant to paragraph (e) of this
Section 9.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have all the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto (but shall continue to be entitled to the benefits of Sections 2.13, 2.15, 2.19 and 9.05, as well as to any Fees accrued for its account hereunder and not yet paid)).

             (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, its LC Commitment and the outstanding balances of its Loans, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to
Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

             (d) The Administrative Agent shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment and LC Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

             (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee together with the Note or Notes subject to such assignment, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Borrower to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the Lenders. Within five Business Days after receipt of notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of such assigning Lender in a principal amount equal to the applicable Commitment retained by it. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes; such new Notes shall be dated the date of the surrendered Notes which they replace and shall otherwise be in substantially the form of Exhibit A hereto. Canceled Notes shall be returned to the Borrower.

             (f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, its LC Commitment and the Loans owing to it and the Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.13, 2.15 and 2.19 to the same extent as if they were Lenders (however no participating bank or entity shall be entitled to claim a greater amount than could have been claimed by the Lender from whom the participation was acquired) and
(iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement. No entity acquiring a participation pursuant to this paragraph (f) shall by virtue of such participation have any direct voting rights under this Agreement.

             (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of such information, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree to preserve the confidentiality of such information on terms no less restrictive than those applicable to Lenders pursuant to Section 9.16.

             (h) Any Lender may at any time assign all or any portion of its rights under this Agreement and the Notes issued to it to a Federal Reserve Bank; provided that no such assignment shall release a Lender from any of its obligations hereunder.

             (i) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Lenders.

             SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay all out-of-pocket expenses reasonably incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or reasonably incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or the Notes issued hereunder, including without limitation the reasonable fees, charges and disbursements of Cravath, Swaine & Moore, incurred as counsel for the Administrative Agent, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of counsel for the Lenders. The Borrower further agrees that it shall indemnify the Lenders from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any of the other Loan Documents.

             (b) The Borrower agrees to indemnify the Administrative Agent, each Lender and each of their respective directors, officers, employees and agents (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including without limitation reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) the use of the proceeds of the Loans or the issuance of the Letters of Credit pursuant to the request of the Borrower or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

             (c) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this
Section 9.05 shall be payable on written demand therefor.

             SECTION 9.06.  Right of Setoff.  Subject to the provisions of
Section 2.17, if an Event of Default shall have occurred and be continuing and any Lender shall have requested the Administrative Agent to declare the Loans immediately due and payable pursuant to Article VII, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and any other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured; provided that such right of setoff shall not apply to amounts which may be held in (i) trust accounts or (ii) asset management accounts, including without limitation brokerage accounts, cash management accounts or other money management or investment accounts of a non-depository nature with any Lender. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

             SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

             SECTION 9.08. Waivers; Amendment. (a) Except as otherwise provided in Section 2.13(d), no failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

             (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each holder of a Note affected thereby, (ii) change or extend the Commitment or LC Commitment or decrease the Commitment Fees or LC Fees of any Lender without the prior written consent of such Lender, or (iii) amend or modify the provisions of Sections 2.13, 2.14, 2.16, 2.19, 9.05 or 9.06, the provisions of this Section or the definition of "Required Lenders", without the prior written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Each Lender and each holder of a Note shall be bound by any waiver, amendment or modification authorized by this Section regardless of whether its Note shall have been marked to make reference thereto, and any consent by any Lender or holder of a Note pursuant to this Section shall bind any person subsequently acquiring a Note from it, whether or not such Note shall have been so marked.

             SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein or in the Notes to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the "Charges"), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable under the Notes held by such Lender, together with all Charges payable to such Lender, shall be limited to the Maximum Rate.

             SECTION 9.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

             SECTION 9.11. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the other Loan Documents. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.

             SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

             SECTION 9.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

             SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

             SECTION 9.15.  Jurisdiction; Consent to Service of Process.
(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

             (b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court sitting in New York City. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

             (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

             SECTION 9.16. Confidentiality. (a) Each Lender agrees to keep confidential (and to cause its respective officers, directors, employees, agents and representatives to keep confidential) the Information (as defined below), except that any Lender shall be permitted to disclose Information (i) to such of its officers, directors, employees, agents and representatives (including outside counsel) as need to know such Information; (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority (provided that such Lender shall, except for Information requested by any such bank regulatory authority, promptly notify Borrower (to the extent practicable and lawful, notice shall be given to the Borrower before such disclosure is made so as to permit Borrower to seek a protective order) of the circumstances and content of each such disclosure and shall request confidential treatment of any Information so disclosed); (iii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Agreement,
(B) becomes available to such Lender on a non-confidential basis from a source other than the Borrower or its Affiliates or (C) was available to such Lender on a non-confidential basis prior to its disclosure to such Lender by the Borrower or its Affiliates; or (iv) to the extent the Borrower shall have consented to such disclosure in writing. As used in this Section 9.16, as to any Lender, "Information" shall mean any financial statements, materials, documents and other information that the Borrower or any of its Affiliates may have furnished or may hereafter furnish to the Administrative Agent or any Lender in connection with this Agreement or any other materials prepared by any such person from any of the foregoing.


             IN WITNESS WHEREOF, the Borrower, the Administrative Agent, the Issuing Bank and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                   MAGMA COPPER COMPANY,

                                   by
                                        /s/  Douglas J. Purdom
                                      Name:  Douglas J. Purdom
                                      Title: Vice President and
                                        Chief Financial Officer


                                   CHEMICAL BANK, individually, as
                                   Administrative Agent and Issuing
                                   Bank,

                                   by
                                        /s/  Theodore L. Parker
                                      Name:  Theodore L. Parker
                                      Title: Vice President


                                   NATIONAL WESTMINSTER BANK PLC,
                                   individually and as Co-Agent,

                                   by
                                        /s/  Ian M. Plester
                                      Name:  Ian M. Plester
                                      Title: Vice President


                                   THE BANK OF NOVA SCOTIA,

                                   by
                                        /s/  John Quick
                                      Name:  John Quick
                                      Title: Vice President


                                   BARCLAYS BANK PLC,

                                   by
                                        /s/  David E. Roberts
                                      Name:  David E. Roberts
                                      Title: Associate Director


                                   BHF-BANK,

                                   by
                                        /s/        Robert R. Suehnholz
                                      Name:        Robert R. Suehnholz
                                      Title:      Senior Vice President
                                                  and Assistant General
                                                         Manager


                                   by
                                        /s/  Peter-Josef Becker
                                      Name:  Peter-Josef Becker
                                      Title:   Assistant Vice
                                                  President


                                   CONTINENTAL BANK, N.A.,

                                   by
                                        /s/  Robert W. Bolt
                                      Name:  Robert W. Bolt
                                      Title: Vice President


                                   CREDIT LYONNAIS
                                   CAYMAN ISLAND BRANCH,

                                   by
                                        /s/  Thierry F. Vincent
                                      Name:  Thierry F. Vincent
                                      Title: Authorized Signatory


                                   CREDIT LYONNAIS
                                   LOS ANGELES BRANCH,

                                   by
                                        /s/  Thierry F. Vincent
                                      Name:  Thierry F. Vincent
                                      Title: Vice President


                                   FIRST INTERSTATE BANK OF ARIZONA,
                                   N.A.,

                                   by
                                        /s/  John Helms
                                      Name:  John Helms
                                      Title: Vice President


                                   THE FUJI BANK, LIMITED,
                                   LOS ANGELES AGENCY,

                                   by
                                        /s/  Yasuji Ikawa
                                      Name:  Yasuji Ikawa
                                      Title: Joint General Manager


                                   LONG TERM CREDIT BANK OF JAPAN,
                                   LTD.,

                                   by
                                        /s/  Shuichi Takenaka
                                      Name:  Shuichi Takenaka
                                      Title: Joint General Manager


                                   by
                                        /s/  T. Morgan Edwards II
                                      Name:  T. Morgan Edwards II
                                      Title: Vice President


                                   N. M. ROTHSCHILD & SONS LTD.,

                                   by
                                        /s/  Michael Allan Price
                                      Name:  Michael Allan Price
                                      Title: Director


                                   by
                                        /s/  Marion Murdoch
                                      Name:  Marion Murdoch
                                      Title: Manager

                                                                 EXHIBIT A
                                 FORM OF NOTE

$[            ]                                      New York, New York
                                                           May 20, 1994


             FOR VALUE RECEIVED, the undersigned, MAGMA COPPER COMPANY, a Delaware corporation (the "Borrower"), hereby promises to pay to the order of (the "Bank"), at the office of Chemical Bank (the "Administrative Agent"), at 270 Park Avenue, New York, New York 10017, on (i) the last day of each Interest Period as defined in the Revolving Credit Facility
Agreement dated as of May 20, 1994, among the Borrower, the Lenders named therein and Chemical Bank, as Administrative Agent for the Lenders, and National Westminster Bank Plc, as Co-Agent (as the same may be modified, amended,extended or restated from time to time, the "Credit Agreement"), the aggregate unpaid principal amount of all Loans made by the Bank to the
Borrower pursuant to Sections 2.01 and 2.03 of the Credit Agreement to which such Interest Period applies and (ii) on the Maturity Date (as defined in the
Credit Agreement), the lesser of the principal sum of Dollars ($          ) and
the aggregate unpaid principal amount of all Loans made by the Bank to the Borrower pursuant to Sections 2.01 and 2.03 of the Credit Agreement, in lawful money of the United States of America in same day funds, and to pay interest from the date hereof on such principal amount from time to time outstanding, in like funds, at said office, at a rate or rates per annum and payable on such dates as determined pursuant to the Credit Agreement.

             The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates determined as set forth in the Credit Agreement.

             The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

             All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that any failure of the holder hereof to make such a notation or any error in such notation shall not in any manner affect the obligation of the Borrower to make payments of principal and interest in accordance with the terms of this Note and the Credit Agreement.

             This Note is one of the Notes referred to in the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity thereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

                                        MAGMA COPPER COMPANY,

                                          by


                                                                  Name:
                                                                  Title:

                                                             EXHIBIT B




                           FORM OF BORROWING NOTICE



Chemical Bank, as Administrative
Agent for the Lenders referred to below,
270 Park Avenue
New York, N.Y.  10017

Attention: [                ]                                [Date]

Dear Sirs:

          The undersigned, MAGMA COPPER COMPANY, a Delaware corporation (the "Borrower"), refers to the Revolving Credit Facility Agreement dated as of May 20, 1994 (as it may hereafter be amended, modified, extended or restated from time to time, the "Credit Agreement"), among the Borrower, the Lenders named therein and Chemical Bank, as Administrative Agent for the Lenders, and National Westminster Bank Plc, as Co-Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)  Date of Borrowing
     (which is a Business Day)

(B)  Principal Amount of
     Borrowing 1/

(C)  Interest rate basis 2/

(D)  Interest Period and the last
     day, thereof 3/

(E)  Refinance Election 4/
        Identity
        Amount

          Upon acceptance of any or all of the Loans made by the Lenders in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to lending specified in Sections 4.01(b) and (c) of the Credit Agreement have been satisfied.


                              Very truly yours,

                                   MAGMA COPPER COMPANY,

                                     By

                                       Title: [Financial Officer]
- - ------------
1/ Not less than $1,000,000 (and in integral multiples of $500,000) or greater than the Total Commitment then available.

2/ Eurodollar Borrowing, CD Borrowing or ABR Borrowing.

3/ Which shall be subject to the definition of "Interest Period" and end not later than the Maturity Date.

4/ Identity shall include the date of the Borrowing, the Type and the date of the last Interest Period.

                                                               EXHIBIT C



                            FORM OF LETTER OF CREDIT



                                 CHEMICAL BANK
                              TRADE SERVICES GROUP
                                55 WATER STREET
                               NEW YORK, NY 10041


                                                Issue Date:

                                                Irrevocable Letter of
Credit No:
                                                Amount:



[Name and address of
beneficiary]


Ladies and Gentlemen:

     At the request and on the instruction of our customer Magma Copper Company, a Delaware corporation (the "Company"), we hereby establish in your favor, as beneficiary, this Irrevocable Letter of Credit in the amount
of $[       ] (the "Stated Amount") effective immediately and expiring at
Chemical Bank's close of business on [        ] unless earlier terminated
in accordance with the provisions hereof. All drawings under this Letter of Credit will be paid with our funds. Certain terms herein are used herein as defined in the second-to-last paragraph hereof.

     Funds under this Letter of Credit will be made available to you in one or more drawings against receipt by us of your sight draft drawn on us together with your written certificate in the form of Annex I (each, a "Certificate of Drawing") purportedly signed by an Authorized Officer.
Each Certificate of Drawing shall be presented at our office located at CHEMICAL BANK, 55 Water Street, Letter of Credit Department, New York, New York 10041, Attention: Standby Letter of Credit Department, Room 1708, or at any other office in the City and State of New York which may be designated by us by written notice delivered to you.

     If a drawing is made by you hereunder at or prior to 11:00 a.m. (New York time) on a Business Day, and provided that, at or prior to 11:00 a.m. (New York time), such drawing and the documents presented in connection herewith and therewith conform to the terms and conditions hereof, payment shall be made to you or in accordance with your instructions of the amount requested to be drawn under the related Certificate of Drawing in United States dollars (in immediately available funds) not later than 3:00 p.m. (New York time) on the same Business Day. If a drawing is made by you hereunder after 11:00 a.m. (New York time) on a Business Day, and provided that such drawing and the documents presented in connection herewith and therewith conform to the terms and conditions hereof, payment shall be made to you or in accordance with your instructions of the amount requested to be drawn under the related Certificate of Drawing, in United States dollars (in immediately available funds) not later than 12:00 noon (New York time) on the next succeeding Business Day. If requested by you, payment under this Letter of Credit will be made by (a) deposit of the amount requested to be drawn under the related Certificate of Drawing, in United States dollars (in immediately available funds) into a designated account that you maintain with us or (b) by United States Federal Reserve System wire transfer pursuant to your instructions and subject to deduction of our standard fee for wire transfer services. If a demand for payment made by you hereunder does not, in any instance, conform to the terms and conditions of this Letter of Credit, we shall give you prompt notice that the demand for payment was not effected in accordance with the terms and conditions of this Letter of Credit, stating the reasons therefor and that we will hold any documents at your disposal or upon your instructions return the same to you. Upon being notified that any demand for payment was not effected in conformity with this Letter of Credit, you shall be entitled to correct or cure, or cause the correction or cure of, any such non-conforming demand, whereupon (and to the extent of such correction or cure) such demand shall be deemed validly given as of the time and the date of such correction or cure in such instance for purposes of this Letter of Credit; provided, that such correction or cure shall occur on or prior to the Expiration Date.

          Only you may make a drawing under this Letter of Credit. Upon the payment to you, in accordance with your instructions or to your account of the full amount demanded hereunder with respect to each drawing, we shall be fully discharged of our obligation under this Letter of Credit with respect to such demand for payment and we shall not thereafter be obligated to make any further payments under this Letter or Credit in respect of such demand for payment to you or any other person or entity.

          Communications with respect to this Letter of Credit shall be in writing and shall be addressed to us at 55 Water Street, New York, New York 10041, Attention: Standby Letter of Credit Department, Room 1708, specifically referring to this Letter of Credit by number.

          This Letter of Credit cannot be transferred or assigned, either in whole or in part.

          As used herein: "Authorized Officer" means any of your Chairman of the Board, President, Vice Presidents, other chief financial officers, principal accounting officers, Treasurer and Controller; "Business Day" means any day other than a day which is a Saturday, Sunday or legal holiday in the City of New York or a day on which banking institutions are authorized by law or other governmental actions to close; "Expiration Date"
means the earlier of [          ].

THIS LETTER OF CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS, 1993 REVISION, I.C.C. PUBLICATION NO. 500 (THE "UNIFORM CUSTOMS"). THIS LETTER OF CREDIT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER, AND SHALL (AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS) BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                              Very truly yours,



                              CHEMICAL BANK


                              By
                                Title:

                                                             EXHIBIT D-1

                                   [FORM OF]
                           ASSIGNMENT AND ACCEPTANCE

          Reference is made to the Revolving Credit Facility Agreement dated as of May 20, 1994 (the "Credit Agreement"), among Magma Copper Company, a Delaware corporation (the "Borrower"), the lenders named therein (the "Lenders") and Chemical Bank, as Administrative Agent for the Lenders (in such capacity, the "Administrative Agent"), and National Westminster Bank Plc, as Co-Agent. Terms defined in the Credit Agreement and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

          1. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without - recourse, from the Assignor, effective as of the Effective Date set forth on the reverse hereof, the interests set forth on the reverse hereof (the "Assigned Interest") in the Assignor's rights and obligations under the Credit Agreement, including, without limitation, the interests set forth on the reverse hereof in the Commitment of the Assignor on the Effective Date and the Loans owing to the Assignor which are outstanding on the Effective Date, together with unpaid interest accrued on the assigned Loans to the Effective Date and the amount, if any, set forth on the reverse hereof of the Fees accrued to the Effective Date for the account of the Assignor. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in
Section 9.04(c) of the Credit Agreement, a copy of which has been received by each such party. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

          2. This Assignment and Acceptance is being delivered to the Agent together with (i) the Notes evidencing the Loans included in the Assigned Interest, (ii) the appropriate forms specified in Section 2.19(e) of the Credit Agreement, duly completed and executed by such Assignee,
(iii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form of Exhibit C-2 to the Credit Agreement and (iv) a processing and recordation fee of $3,500.

          3. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee's Address for Notices:

Effective Date of Assignment
(may not be fewer than 5 Business
Days after the Date of Assignment):





Facility            Principal Amount Assigned     Percentage Assigned of
                                                  Facility/Commitment (set
                                                  forth, to at least 8
                                                  decimals, as a percentage
                                                  of the Facility and the
                                                  aggregate Commitments of
                                                  all Lenders thereunder)

Commitment
Assigned:           $                                                 %

Loans:


Fees Assigned
(if any):


The terms set forth above and on the
reverse side hereof are hereby agreed to:         Accepted 1/


______________________, as Assignor               MAGMA COPPER COMPANY,


By                                                By
  __________________________                        _______________________
  Name:                                             Name:
  Title:                                            Title:


______________________, as Assignee               CHEMICAL BANK, as Agent


By                                                By
  __________________________                        _______________________
  Name:                                             Name:
  Title:                                            Title:

______________________

    1// To be completed only if consents are required under Section 9.04(b)

                                                               EXHIBIT D-2

                          ADMINISTRATIVE QUESTIONNAIRE


                              MAGMA COPPER COMPANY


Please accurately complete the following information and return via FAX to the attention of James Morgan at Chemical Bank, 140 East 45th Street,
29th Floor, New York, New York 10001, as soon as possible.

FAX Number:  212-622-0854

LEGAL NAME OF YOUR INSTITUTION TO APPEAR IN DOCUMENTATION:

_________________________________________________________________

GENERAL INFORMATION - ALTERNATE BASE RATE LENDING OFFICE:
Institution Name:  ______________________________________________
Street Address:  ________________________________________________
City, State, Zip Code:  _________________________________________

GENERAL INFORMATION - EURODOLLAR LENDING OFFICE:
Institution Name:  ______________________________________________
Street Address:  ________________________________________________
City, State, Zip Code:  _________________________________________

CREDIT CONTACTS/NOTIFICATION METHODS:
Primary Contact:  _______________________________________________
Street Address:  ________________________________________________
City, State, Zip Code:  _________________________________________
Phone Number:  __________________________________________________
FAX Number:  ____________________________________________________

Backup Credit Contact:  _________________________________________
Street Address:  ________________________________________________
City, State, Zip Code:  _________________________________________
Phone Number:  __________________________________________________
FAX Number:  ____________________________________________________

TAX WITHHOLDING:
   UNITED STATES
   Non-Resident Alien or Foreign Corporation or Other Foreign Entity
               __________ YES     __________ NO
   If yes, please enclose Form 4224 or 1001. If no, please enclose Form W-8 or W-9.
   Tax ID Number  _________________________________

CONTACTS/NOTIFICATION METHODS:
ADMINISTRATIVE CONTACTS - BORROWINGS, PAYDOWNS, INTEREST, FEES, ETC.

Contact:  _______________________________________________________
Street Address:  ________________________________________________
City, State, Zip Code:  _________________________________________
Phone Number:  __________________________________________________
FAX Number:  ____________________________________________________
Telex & Answer Back:  ___________________________________________

PAYMENT INSTRUCTIONS:
Name of Bank where funds are to be transferred:
   ______________________________________________________________
Routing Transit/ABA number of Bank where funds are to be transferred:
   ______________________________________________________________
Name of Account, if applicable:
   ______________________________________________________________
Account Number:  ________________________________________________
Additional Information:  ________________________________________
_________________________________________________________________

MAILINGS:
Please specify who should receive financial information:

Name:  __________________________________________________________
Street Address:  ________________________________________________
City, State, Zip Code:  _________________________________________




It is very important that all of the above information is accurately filled in and returned promptly. If there is someone other than yourself who should receive this questionnaire, please notify us of their name and FAX number and we will FAX them a copy of the questionnaire. If you have any questions, please call Janet Belden at 212-622-0011 or James Morgan at 212-622-0017.

                                                        Exhibit E-1


                                                     Writer's Direct Line:
                                                           (602) 229-5333

                                                           Phoenix Office







                                  May 20, 1994



Chemical Bank, as Administrative Agent
and Issuing Bank,
National Westminster Bank PLC,
as Co-Agent and the Lenders party
to the Credit Agreement referenced below,
  c/o Chemical Bank
  270 Park Avenue
  New York, New York  10017

          Re:  Revolving Credit Facility Agreement dated
               May 20, 1994

Ladies and Gentlemen:

          We are counsel of Magma Copper Company, a Delaware corporation (the "Borrower"), and have acted as such in connection with the Revolving Credit Facility Agreement dated as of May 20, 1994 (the "Credit Agreement"), among the Borrower, the financial institutions listed on the signature pages thereof (the "Lenders"), and Chemical Bank as Administrative Agent and Issuing Bank, and National Westminster Bank PLC, as Co-Agent. This opinion is provided at the instruction of the Borrower pursuant to Section 4.02(b) of the Credit Agreement. All terms used and not otherwise defined herein shall have the same meanings given such terms in the Credit Agreement.

          In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such certificates of public officials and of officers of the Borrower as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Certificates of Incorporation, and all amendments thereof, and By-laws of the Borrower, (b) each of the Loan Documents or the form thereof, (c) the corporate proceedings and other actions taken by the Borrower to maintain its good standing in the State of Delaware, and (d) the corporate proceedings taken by the Borrower to authorize the execution, delivery and performance of each of the Loan Documents and the consummation by the Borrower of the transactions contemplated by the Loan Documents.

          In examining the above documents, we have assumed (i) the genuineness of the signatures not executed in our presence, (ii) the authenticity of all documents purported to be originals, (iii) the conformity to originals of all documents purported to be copies, and
(iv) the legal capacity of all natural persons executing the documents (other than officers of the Borrower).

          Based upon the foregoing, and subject to the assumptions, exceptions and qualifications described below, we render our opinion as follows:

          1. Each of the Borrower and the Subsidiaries (other than the Robinson Mining Limited Partnership) has been duly incorporated and is validly existing as a corporation in good standing under the laws of its state of incorporation with all requisite corporate power and authority to own its properties and conduct its business substantially as it is now being conducted.

          2. Robinson Mining Limited Partnership is a limited partnership duly organized and validly existing under the laws of its state of organization with all requisite partnership power and authority to own its properties and conduct its business substantially as it is now being conducted.

          3. The Borrower has all requisite corporate power and authority to enter into each of the Loan Documents, to execute, deliver and perform its obligations under the Loan Documents, and to incur the Loans in the manner contemplated by the Loan Documents.

          4. The execution, delivery and performance by the Borrower of each of the Loan Documents and the receipt by the Borrower of the proceeds of the Loans in the manner contemplated by the Loan Documents have been duly authorized by all necessary corporate action on the part of the Borrower and (a) do not violate any provision of any material indenture, agreement or other instrument known to us to which the Borrower is a party or by which the Borrower or any of its material properties and assets are or may be bound; (b) do not violate any provision of any applicable law, rule or regulation to which the Borrower is subject or, to the best of our knowledge, any order of any court, or of any other agency of government presently in effect to which the Borrower is subject; (c) do not violate any provision of the Certificate of Incorporation, as amended, or By-laws of the Borrower;
(d) will not result in the creation or imposition of any Lien upon any material property or assets of the Borrower; and (e) will not be in conflict with, result in a breach of or constitute (alone, with notice, with lapse of time, or with any combination of these factors) a default under any material indenture, agreement or other instrument known to us as referred to above.

          5. The Loan Documents have been duly executed and delivered by the Borrower, and constitute the legal, valid and binding obligations of the Borrower enforceable against it in accordance with their terms.

          6. Except for filings which may be required under the United States Securities Exchange Act of 1934, as amended, no approval, authorization or consent of, or registration, qualification or filing with, any Federal, state or other governmental authority or regulatory body is required for the execution, delivery or performance by the Borrower of the Loan Documents or the consummation by the Borrower of the transactions contemplated thereby.

          7. To the best of our knowledge, except as set forth in the Form 10-K for the year ended December 31, 1993, of the Borrower, there are no actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency now pending or threatened, to which the Borrower or any of the Subsidiaries is a party or of which any material property of the Borrower or any of the Subsidiaries is the subject, as to which there is a significant likelihood of an adverse determination and which could, individually or in the aggregate, if adversely determined to the Borrower or any of the Subsidiaries, impair the validity or enforceability of the Loan Documents or materially impair the ability of the Borrower to perform under the terms of the Loan Documents or materially impair the ability of the Borrower and the Subsidiaries taken as a whole to carry on business substantially as now being conducted or result in any material adverse change in the business, assets, operations or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole.

          The foregoing opinions are subject to the following additional assumptions, qualifications, limitations and exceptions:

               a. Our opinions herein are limited solely to the laws of the State of Arizona, the general corporate and limited partnership laws of the State of Delaware and applicable federal law, and we express no opinion herein concerning the laws of any other jurisdiction. For purposes of our opinions herein we have assumed, without any investigation, that the laws of the State of New York and all other jurisdictions that may govern or affect the interpretation of the Loan Documents are identical in all relevant respects to the laws of the State of Arizona. We express no opinion as to whether any court of any jurisdiction would give effect to the choice of governing law expressed by the parties in the Loan Documents.

               b. In rendering these opinions, we undertake no obligation to revise or supplement them should the present laws of the State of Arizona, the present general corporate and limited partnership laws of the State of Delaware, the present applicable federal law or the present laws of any other jurisdiction referred to herein be changed by legislative action, judicial decision or otherwise.

               c. The enforceability of the Loan Documents may be subject to or limited by (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, or similar laws relating to or affecting the rights of creditors generally, and (ii) general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

               d. We have assumed that all of the agreements of the parties relating to the transactions contemplated by the Loan Documents are contained therein and that no other agreements or understandings inconsistent therewith exist between the parties relating to such matters. We have assumed further that the Lenders will receive no interest, charges, fees or other benefits or compensation in the nature of interest in connection with the Loans other than those that the Borrower has agreed in writing in the Loan Documents to pay.

               e. We have assumed that any consideration to be given by any party to any of the Loan Documents has been or will be duly given pursuant to the terms thereof.

               f.   The enforceability of certain waivers,
     remedies and other provisions contained in the Loan Documents may be limited by applicable law, but the inability to enforce those provisions will not affect the validity of the Loan Documents or prevent the practical realization of the material benefits contemplated by the Loan Documents.

               g. We have assumed the full power, authority and legal right of all parties to the Loan Documents other than Borrower to execute, deliver and perform the Loan Documents signed by them and the enforceability of such Loan Documents against all parties to the Loan Documents other than Borrower.

               h.   As to questions of fact relating to the
     Borrower and its Subsidiaries material to this opinion, we have consulted with the responsible officers of the Borrower and have relied upon certificates of appropriate public officials and upon the representations, warranties and statements made in the Credit Agreement. We have not undertaken any independent investigation to verify the accuracy of such factual matters. However, in the course of our representation of the Borrower, nothing has come to our attention that leads us to believe, and we do not believe, that we or you are not justified in relying upon the foregoing.

               i.   When a matter is stated herein as being
     "known to us" or "to the best of our knowledge," it is intended to indicate that we have not conducted an independent investigation into such matter and that in the course of our representation of the Borrower, nothing has come to our attention that leads us to believe, and we do not believe, that the matter is other than as stated herein.

               j. The provisions of the Loan Documents which permit parties to the Loan Documents other than Borrower to take action or make determinations may be subject to a requirement that such action be taken or determination be made on a reasonable basis and in good faith.

          These opinions are furnished to you solely for your use in connection with the transactions described herein; they are not to be used or relied upon for any other purpose or by any other person, and this letter is not to be circulated, quoted or given to any other person without our prior consent, except that you may provide copies of this letter to your attorneys and auditors and to governmental authorities in connection with bank regulatory activities.

                              STREICH LANG, P.A.


                              Douglas O. Guffey
                              FOR THE FIRM

DOG:wp

                                                               EXHIBIT E-2
                             [FORM OF CS&M OPINION]
                                                              May 20, 1994


                             Magma Copper Company
                     Revolving Credit Facility Agreement
                           dated as of May 20, 1994


Dear Sirs:

          We have acted as counsel to Chemical Bank, a New York banking corporation, in connection with the preparation, execution and delivery of the Revolving Credit Facility Agreement dated as of May 20, 1994 (the "Credit Agreement"), among Magma Copper Company (the "Borrower"), the Lenders named therein (the "Lenders") and Chemical Bank, as administrative agent (the "Administrative Agent"). Capitalized terms not otherwise defined herein shall have the meanings given them in the Credit Agreement.

          In that connection, we have examined an executed counterpart of the Credit Agreement and originals or copies certified or otherwise identified to our satisfaction of such other documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion.

          In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

          Based upon the foregoing, we are of opinion that:

          Assuming due authorization, execution and delivery thereof by the Lenders and the Borrower, the Credit Agreement constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors' rights generally from time to time in effect and except that (i) insofar as provisions contained in the Credit Agreement provide for indemnification, the enforcement thereof may be limited by public policy considerations, (ii) we express no opinion as to the last sentence of Section 2.17 of the Credit Agreement and (iii) we express no opinion as to the effect of the law of any jurisdiction other than the State of New York wherein any Lender may be located or wherein enforcement of the Credit Agreement may be sought which limits the rates of interest legally chargeable or collectable. The enforceability of the Borrower's obligations under the Credit Agreement is further subject to general equitable principles (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether such enforceability is considered in a proceeding in equity or at law.

          We are admitted to practice only in the State of New York and express no opinion as to matters governed by any laws other than the laws of the State of New York, the Federal laws of the United States of America and the General Corporation Law of the State of Delaware.


Very truly yours,




To the Lenders under the Credit
     Agreement referred to above and

Chemical Bank,
     as Administrative Agent under
     the Credit Agreement,
270 Park Avenue (8th Floor)
New York, NY 10017

O

256A

                                 SCHEDULE 2.01


                                  Commitments
                                  -----------



Bank                                 Commitment 1/             LC Commitment
- - ----                                 ------------              -------------
CHEMICAL BANK                        $33,000,000               $2,750,000
Domestic and Eurodollar
Lending Office:
270 Park Avenue
New York, NY 10017

NATIONAL WESTMINSTER BANK PLC         $33,000,000               $2,750,000
Domestic Lending Office:
175 Water Street
New York, NY 10038-4924

Eurodollar Lending Office:
Nassau Branch
c/o New York Branch
175 Water Street
New York, NY 10038-4924


THE BANK OF NOVA SCOTIA               $26,000,000           $2,166,666.67
Domestic and Eurodollar
Lending Office:
101 California St. (48th Floor)
San Francisco, CA 94119


BARCLAYS BANK PLC                      $26,000,000          $2,166,666.67
Domestic and Eurodollar
Lending Office:
222 Broadway
New York, NY 10038

BHF-BANK                                $26,000,000         $2,166,666.67
Domestic and Eurodollar
Lending Office:
111 W. Ocean Blvd. (Suite 1325)
Long Beach, CA 90832-2186

CONTINENTAL BANK, N.A.                  $26,000,000         $2,166,666.67
Domestic and Eurodollar
Lending Office:
231 S. LaSalle Street
Chicago, IL 60697


CREDIT LYONNAIS                         $26,000,000         $2,166,666.67
Domestic Lending Office:
515 South Flower Street (Suite 2200)
Los Angeles, CA 90071

Eurodollar Lending Office:
Cayman Island Branch
c/o Los Angeles Branch
515 South Flower Street (Suite 2200)
Los Angeles, CA 90071

FIRST INTERSTATE BANK OF ARIZONA        $26,000,000         $2,166,666.67
Domestic and Eurodollar
Lending Office:
100 W. Washington (4th Floor)
Phoenix, AZ 85003

THE FUJI BANK LIMITED                   $26,000,000         $2,166,666.66
(Los Angeles Agency)
Domestic and Eurodollar
Lending Office:
333 South Grand Street (25th Floor)
Los Angeles, CA 90071


THE LONG TERM CREDIT BANK               $26,000,000         $2,166,666.66
OF JAPAN LTD.
Domestic and Eurodollar
Lending Office:
444 South Flower Street (Suite 3700)
Los Angeles, CA 90071

N.M. ROTHSCHILD & SONS LTD.             $26,000,000         $2,166,666.66
Lending Office:
New Court
St. Swithins Lane
London EC4P 4DV
ENGLAND

_____________________

 1/ The Commitment allocation includes the LC Commitment.






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                                                          Schedule 3.15(a)
                             Material Subsidiaries





     Subsidiary                            Percentage Ownership
                                                  by Magma

Magma Metals Company                                100
Magma Nevada Mining Company                         100
Robinson Mining Limited Partnership                 100












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                                                          Schedule 3.15(b)
                               Material Divisions





                                   Percentage Ownership
             Division                    by Magma

San Manuel Mining Division                 100
Pinto Valley Mining Division               100















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                                                             Schedule 6.01

                            Existing Permitted Liens


                                     None.